Exhibit (a)(1)(A)

Offer to Purchase for Cash
All Outstanding Shares of Common Stock

of

Titanium Asset Management Corp.

at
$1.08 Net Per Share
by

TAMCO Acquisition, LLC,
a direct wholly-owned subsidiary of
TAMCO Holdings, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 9, 2013 UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED.

The Offer (as defined herein) is being made pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 (which we refer to as the “Merger Agreement”), by and among TAMCO Holdings, LLC, a Delaware limited liability company (which we refer to as “Parent”), TAMCO Acquisition, LLC, a Delaware limited liability company and a direct wholly-owned subsidiary of Parent (which we refer to as “Purchaser”), and Titanium Asset Management Corp., a Delaware corporation (which we refer to as the “Company”). Purchaser is offering to purchase all of the outstanding shares of common stock, par value $0.0001 per share, of the Company (the “Shares”) not already owned by Parent or Purchaser, at a price of $1.08 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the “Offer Price”) upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this “Offer to Purchase”) and the related letter of transmittal (which we refer to as the “Letter of Transmittal”) which, together with any amendments or supplements, collectively constitute the “Offer.” Pursuant to the Merger Agreement, following the consummation of the Offer and the satisfaction or waiver of each of the applicable conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (which we refer to as the “Merger”), with the Company continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and a direct wholly-owned subsidiary of Parent. As a result of the Merger, each outstanding Share (other than Shares owned by Parent, Purchaser or the Company or by any stockholder of the Company who is entitled to and properly exercises appraisal rights under Delaware law) will be converted into the right to receive the Offer Price. In certain cases, subject to the terms and conditions of the Merger Agreement, Parent, Purchaser and the Company have agreed that Parent may proceed with a one-step merger transaction if the Offer is not completed. Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

A special committee comprised solely of independent and disinterested directors (the “Special Committee”) of the board of directors of the Company (the “Board of Directors”) has unanimously adopted resolutions (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); and (iii) recommending that the Board of Directors adopt resolutions (a) approving the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) recommending that the holders of the Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

The Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than the following Company directors who also serve as directors or officers of Parent: Robert Brooks, Brian Gevry, Norman Sidler, Timothy Hyland, Michael Bee and Bartlett McCartin (the “Parent Directors”), each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, reasonable and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (iii) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to midnight, New York City time, on October 9, 2013 (which we refer to as the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser, shall expire), a number of Shares (1) that represents at least a majority of the Shares, excluding Shares owned by Parent, Purchaser, any direct or indirect equityholder of Parent, or any Parent Director or executive officer of the Company or any of its subsidiaries, outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represents at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time plus (y) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the “Minimum Tender Condition,” and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) and (y), the “Fully Diluted Share Number”); (b) Parent and Purchaser shall have received the proceeds of the debt financing pursuant to the letter agreement between Park Bank and Parent (the “Financing Commitments”) and (c) at any time before the Expiration Time, certain other events shall have occurred as described under Section 15—“Conditions of the Offer.” “Top-Up” means the irrevocable right granted to Purchaser by the Company to purchase at the Offer Price up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser after giving effect to the consummation of the Offer, shall constitute one Share more than 90% of the Fully Diluted Share Number.

A summary of the principal terms of the Offer appears on pages 1 through 10. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer.

September 12, 2013

IMPORTANT

If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you must take the following actions:

(a)	If you are a record holder (i.e., a stock certificate representing Shares has been issued to you in your name), you must complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (which we refer to as the “Depositary”), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal prior to the Expiration Time; or

(b)	If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to Purchaser pursuant to the Offer and request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available or you cannot deliver all required documents to the Depositary prior to the Expiration Time, you may tender your Shares to Purchaser pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Morrow & Co., LLC, as information agent for the Offer (whom we refer to as the “Information Agent”), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

Neither the United States Securities and Exchange Commission (which we refer to as the “SEC”) nor any state securities commission has approved or disapproved the transactions described in this Offer to Purchase or has passed upon the fairness or merits of such transactions or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

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SUMMARY TERM SHEET

Securities Sought	All of the outstanding shares of common stock, par value $0.0001 per share (the “Shares”), of Titanium Asset Management Corp. (which we refer to as the “Company”) not already owned by Parent or Purchaser.

Price Offered Per Share	$1.08 net per Share in cash (without any interest and less any applicable withholding tax) (which we refer to as the “Offer Price”).

Scheduled Expiration Time	Midnight, New York City time, on October 9, 2013, unless the Offer (as defined below) is extended or earlier terminated (which we refer to as the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended by Purchaser (as defined below), shall expire).

Purchaser	TAMCO Acquisition, LLC (which we refer to as “Purchaser”), a direct wholly-owned subsidiary of TAMCO Holdings, LLC (which we refer to as “Parent”).

The Company’s Board of Directors Recommendation	The board of directors of the Company (which we refer to as the “Board of Directors”), based on the unanimous recommendation of a special committee comprised solely of independent and disinterested directors (the “Special Committee”), unanimously (other than the following Company directors who also serve as directors or officers of Parent: Robert Brooks, Brian Gevry, Norman Sidler, Timothy Hyland, Michael Bee and Bartlett McCartin (the “Parent Directors”), each of whom abstained) recommends that stockholders of the Company (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares into the Offer and, if required by applicable law, adopt the Merger Agreement.

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The following are some questions you, as a stockholder of the Company, may have and answers to those questions. This summary term sheet highlights selected information from this offer to purchase (which we refer to as the “Offer to Purchase”) and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase and the related letter of transmittal (which we refer to as the “Letter of Transmittal”), which, together with any amendments or supplements, collectively constitute the “Offer.” To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase and the Letter of Transmittal carefully and in their entirety. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent for the Offer on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to Purchaser.

Who is offering to buy my Shares?

TAMCO Acquisition, LLC, or Purchaser, a direct wholly-owned subsidiary of TAMCO Holdings, LLC, or Parent, is offering to purchase all of the outstanding Shares. Purchaser is a Delaware limited liability company that was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into the Company (which we refer to as the “Merger”) with the Company continuing as the surviving corporation (which we refer to as the “Surviving Corporation”) in the Merger and a direct wholly-owned subsidiary of Parent. Parent currently owns approximately 53.6% of the outstanding Shares. See “Introduction” and Section 8—“Certain Information Concerning Parent, Purchaser and Certain Related Parties.”

How many Shares are you offering to purchase in the Offer?

We are making an offer to purchase all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, other than the Shares owned by Parent and Purchaser. See “Introduction” and Section 1—“Terms of the Offer.”

Why are you making the Offer?

We are making the Offer because we want to acquire the entire equity interest in the Company. If the Offer is successful, Parent intends to cause Purchaser to consummate the Merger immediately after consummation of the Offer. Upon consummation of the Merger, the Company will become a direct wholly-owned subsidiary of Parent.

How much are you offering to pay and what is the form of payment? Will I have to pay any fees or commissions?

We are offering to pay $1.08 per Share, net to the seller in cash, without interest and less any applicable withholding taxes. If you are the record owner of your Shares (i.e., a stock certificate representing Shares has been issued to you in your name) and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See “Introduction,” Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

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Is there an agreement governing the Offer?

Yes. The Agreement and Plan of Merger, dated as of September 9, 2013 (which we refer to as the “Merger Agreement”), provides, among other things, for the terms and conditions of the Offer and the Merger. See Section 11—“The Merger Agreement; Other Agreements.”

What does the Board of Directors recommend?

The Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than the Parent Directors, each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, reasonable and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (iii) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

See “Introduction” and the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the “Schedule 14D-9”) to be filed with the United States Securities and Exchange Commission (which we refer to as the “SEC”) and furnished to stockholders in connection with the Offer.

What are the most significant conditions to the Offer?

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things:

•	there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time, a number of Shares (1) that represents at least a majority of the Shares, excluding Shares owned by Parent, Purchaser, any direct or indirect equityholder of Parent, or any Parent Director or executive officer of the Company or any of its subsidiaries, outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represents at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time plus (y) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the “Minimum Tender Condition,” and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) and (y), the “Fully Diluted Share Number”); and

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•	Parent and Purchaser shall have received the proceeds of the debt financing pursuant to the letter agreement between Park Bank and Parent (the “Financing Commitments”) (the “Financing Condition”).

Based on information provided to Purchaser by the Company, as of September 9, 2013, there were 19,744,824 Shares outstanding. Assuming no additional Shares or other rights exercisable for Shares are issued after September 9, 2013, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition, including such Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, equals approximately 72.7% of the outstanding Shares as of September 9, 2013.

The offer is also subject to other conditions. See Section 15—“Conditions of the Offer.”

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

Yes. Purchaser estimates that it will need up to approximately $10.2 million to purchase all of the issued and outstanding Shares (other than Shares owned by Parent or Purchaser immediately prior to the Expiration Time, which Shares shall be automatically canceled without consideration in connection with the consummation of the Merger), consummate the Merger and to pay related fees and expenses. Purchaser expects to receive sufficient funds from Park Bank pursuant to the Financing Commitments in order to purchase all of the Shares. The Offer, however, is subject to the Financing Condition. See Section 9—“Source and Amount of Funds” and Section 15—“Conditions of the Offer.”

Is your financial condition relevant to my decision to tender in the Offer?

We do not think that Purchaser’s financial condition is relevant to your decision whether to tender Shares and accept the Offer because:

•	Purchaser was organized solely in connection with the Offer and the Merger and, prior to the Expiration Time, will not carry on any activities other than in connection with the Offer and the Merger;

•	the Offer is being made for all outstanding Shares solely for cash;

•	if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger; and

•	we have received the Financing Commitments in respect of funds sufficient to purchase all Shares tendered pursuant to the Offer.

See Section 9—“Source and Amount of Funds,” Section 11—“The Merger Agreement; Other Agreements” and Section 15—“Conditions of the Offer.”

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Do you have interests in the Offer that are different from my interests as a stockholder of the Company?

Yes. Our interests and our corporate affiliates’ interests in the Offer (and the Merger) are different from those of stockholders being asked to tender their Shares. In particular, our financial interests with regard to the price to be paid in the Offer (and the Merger) are adverse to the interests of stockholders being asked to sell their Shares. Also, if you tender your Shares pursuant to the Offer or your Shares are converted to cash in the Merger, you will cease to have any interest in the Company and will not have the opportunity to participate in the future earnings or growth, if any, of the Company or bear the burden and risks of any decrease in value of the Company. On the other hand, we will benefit from any future increase in the value of the Company and will also bear the burden and risks of any future decrease in the value of the Company. See Section 12—“Purposes and Reasons for the Offer; Plans for the Company After the Offer and Merger.”

Do any of the directors and officers of the Company have interests that differ from the interests of other stockholders?

Yes. Pursuant to the Merger Agreement, Parent and Purchaser agreed that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the current or former directors, officers or employees of the Company or any of its subsidiaries, as provided in the certificate of incorporation or bylaws or other organizational documents or in any agreement will survive the Offer or the Merger and will continue in full force and effect and will not be, for a period of six years from the date of the Merger, modified in any manner that would adversely affect the rights of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its subsidiaries.

Parent also agreed pursuant to the Merger Agreement, for a period of six years after the Effective Time, to cause to be maintained in effect the current or substitute policies of officers’ and directors’ liability insurance maintained by the Company and its subsidiaries, up to a maximum annual amount equal to 300% of the annual premium currently paid by the Company under the current policies, but in such case shall purchase as much coverage as may be obtained for such amount.

How long do I have to decide whether to tender in the Offer?

You have until midnight, New York City time, on October 9, 2013, to tender your Shares in the Offer, unless the Offer is either extended or terminated, each in accordance with the Merger Agreement. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure by which a broker, a bank, or any other fiduciary that is an eligible institution may guarantee that the missing items will be received by Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (which we refer to as the “Depositary”) within three trading days on the London Stock Exchange. In addition, if we extend the Offer, you will have additional time to tender your Shares. If your Shares are held by a broker, dealer, trust company, bank or other nominee, you should contact your broker, dealer, trust company, bank or other nominee as they may require advance notification before the Expiration Time of the Offer. See Section 1—“Terms of the Offer” and Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

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Can the Offer be extended and under what circumstances can or will the Offer be extended?

Yes. We may (and, in some cases, be required to) extend the Offer beyond its initial Expiration Time. In no event will we be required to extend the Offer beyond December 9, 2013 (the “End Date”) under the terms of the Merger Agreement. We have agreed in the Merger Agreement that, without the consent of the Company, we may extend our Offer beyond its initial Expiration Time for any period required by any applicable rule or regulation of the SEC or the London Stock Exchange. Pursuant to the Merger Agreement, so long as the Merger Agreement has not been terminated in accordance with its terms, we must extend the Offer for one or more successive periods of not more than ten (10) business days ending no later than the End Date if any conditions to the Offer have not been satisfied or waived at any Expiration Time.

Following our acceptance of Shares tendered in the Offer, we may, in certain circumstances, provide one or more subsequent offering periods which shall be not less than three (3) nor more than ten (10) business days in the aggregate in accordance with Rule 14d–11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If we extend the time period of this Offer, this extension will extend the time that you will have to tender your Shares. See Section 1—“Terms of the Offer” for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

If we extend the Offer, we will inform the Depositary of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration time of the Offer. An amendment to this Offer to Purchase providing for the extension will also be filed with the SEC. See Section 1—“Terms of the Offer.”

How do I tender my Shares?

To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to the Depositary not later than the Expiration Time. If your Shares are held in street name (i.e., through a broker, dealer or other nominee), your Shares can be tendered by your nominee. If you are unable to deliver any required document or instrument to the Depositary by the expiration of the Offer, you may gain some extra time by having a broker, a bank or any other fiduciary that is an eligible guarantor institution guarantee that the missing items will be received by the Depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within three London Stock Exchange trading days. See Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

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Until what time may I withdraw previously tendered Shares?

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time or any extension thereof. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after November 11, 2013, which is the 60th day after the commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer. If you tendered your Shares by giving instructions to a broker or other nominee, you must instruct your broker or nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

How do I withdraw previously tendered Shares?

To withdraw any of your previously tendered Shares, you must deliver a written notice of withdrawal, or a facsimile of such written notice, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct your broker, dealer, commercial bank, trust company or other nominee to arrange for the withdrawal of your Shares. See Section 4—“Withdrawal Rights.”

Upon the successful consummation of the Offer, will the Company continue as a public company?

No. Following the purchase of Shares in the Offer and the Top-Up, if any, we plan to immediately consummate the Merger. If the Merger takes place, the Company will no longer be publicly owned. Even if for some reason the Merger does not take place but we purchase all of the tendered Shares, then there may be so few remaining stockholders and publicly held Shares that there may not be an active public trading market for the Shares (the Shares would remain eligible to trade on AIM, a market operated by the London Stock Exchange (“AIM”), but might not be eligible to trade on any other securities exchange). The Company, however, may continue to be required to make filings with the SEC and otherwise comply with the rules of the SEC relating to publicly held companies pursuant to the requirements in the Company’s Investor Rights Agreement, dated June 21, 2007 and filed with the SEC on July 25, 2008 (the “Investor Rights Agreement”). See Section 13—“Certain Effects of the Offer and Merger.”

If you do not consummate the Offer, will you nevertheless consummate the Merger?

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, the Company, Purchaser and Parent have the right, but not the obligation, to consummate the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to conditions similar to the Offer conditions, except for the addition of a condition that Parent, as majority stockholder, has executed and delivered a written consent authorizing and adopting the Merger Agreement and the inapplicability of the Minimum Tender Condition.

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If we do not consummate the Offer and Purchaser elects to consummate the Merger, Purchaser will execute a written consent authorizing and approving the Merger in its capacity as majority stockholder. In such an event, the Company shall separately mail an information statement related to that corporate action to all of the holders of Shares. We are not asking you to take any action with respect to the Merger at this time. See Section 11—“The Merger Agreement; Other Agreements.”

If I object to the Offer Price, will I have appraisal rights?

Appraisal rights are not available as a result of the Offer. However, if the Merger takes place, stockholders who have not tendered their Shares in the Offer and who comply with the applicable legal requirements will be entitled to appraisal rights in connection with the Merger under Delaware law. If you choose to exercise your appraisal rights in connection with the Merger and you comply with the applicable legal requirements under Delaware law, you will be entitled to payment for your Shares based on a judicial determination of the fair value of your Shares. This value may be more or less than the price that we are offering to pay you for your Shares in the Offer. See Section 12—“Purposes and Reasons for the Offer; Plans for the Company After the Offer and Merger.”

If I decide not to tender, how will the Offer affect my Shares?

Regardless of whether the Offer is consummated, the Merger may occur subject to the satisfaction of certain conditions, including stockholder approval if required by applicable law. If the Merger is consummated, then stockholders not tendering their Shares in the Offer (other than Parent, Purchaser or the Company or any stockholder who is entitled to and properly exercises appraisal rights under Delaware law) will receive the same amount of cash per Share that they would have received had they tendered their Shares in the Offer. Therefore, if the Merger is consummated, the only difference between tendering your Shares and not tendering your Shares is that if you tender your Shares, you may be paid earlier and you will not be entitled to appraisal rights. If the Merger does not take place as described above, the Company, however, may continue to be required to make filings with the SEC and otherwise comply with the rules of the SEC relating to publicly held companies pursuant to the requirements in the Investor Rights Agreement. See “Introduction” and Section 13—“Certain Effects of the Offer and Merger.”

What is the market value of my Shares as of a recent date?

On April 17, 2013, the last trading day before Parent publicly announced its initial proposal to acquire the Company for $1.00 per Share, the last sale price of the Shares reported on the London Stock Exchange was $0.85 per Share. On September 6, 2013, the last trading day before we announced the Offer, the last sale price of the Shares reported on the London Stock Exchange was $1.25 per Share. On September 11, 2013, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the London Stock Exchange was $1.25 per Share. The six-month average closing price of the Shares through September 6, 2013 is $1.10 per Share. We encourage you to obtain a recent quotation for the common stock of the Company before deciding whether to tender your Shares. See Section 6—“Price Range of Shares; Dividends.”

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Have any stockholders already agreed to tender their Shares in the Offer or to otherwise support the Offer?

Yes. Concurrently with the execution of the Merger Agreement, certain directors and officers of the Company and other direct or indirect equityholders of Parent (collectively, the “Supporting Stockholders”) entered into tender and support agreements (the “Support Agreements”) whereby each agreed, subject to certain exceptions, to tender and not withdraw their Shares in the Offer and granted Purchaser a limited irrevocable proxy to vote such Shares in favor of the Merger. The Supporting Stockholders own, in the aggregate, 934,714 shares, representing approximately 4.7% of the total outstanding Shares. See Section 11—“The Merger Agreement; Other Agreements.”

If I tender my Shares, when and how will I get paid?

If the conditions to the Offer as set forth in Section 15—“Conditions of the Offer” are satisfied or waived and Purchaser consummates the Offer and accepts your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $1.08 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. See Section 1—“Terms of the Offer” and Section 2—“Acceptance for Payment and Payment for Shares.”

What is the Top-Up and when could it be exercised?

If Parent and Purchaser acquire at least one more Share than 90% of the Fully Diluted Share Number, including through exercise of the Top-Up, Purchaser may consummate the Merger through the “short form” procedures available under Delaware law. The Company has granted to Purchaser an irrevocable right (which we refer to as the “Top-Up”), which Purchaser may exercise immediately following consummation of the Offer, if necessary, to purchase from the Company up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser immediately following consummation of the Offer, constitutes one Share more than 90% of the Fully Diluted Share Number immediately after the issuance of the Shares under the Top-Up. However, the Top-Up may not be exercised to purchase an amount of Shares in excess of the number of Shares authorized and unissued (treating Shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. Purchaser may exercise the Top-Up if the number of Shares tendered and not validly withdrawn in the Offer, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more Share than 90% of the Fully Diluted Share Number. See Section 12—“Purposes and Reasons for the Offer; Plans for the Company After the Offer and Merger” and Section 16— “Certain Legal Matters; Regulatory Approvals.”

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What are the material United States federal income tax consequences of the Offer and the Merger?

If you are a United States Holder (as defined in Section 5—“Certain United States Federal Income Tax Consequences”), the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger generally will be a taxable transaction to you for United States federal income tax purposes. In general, you will recognize gain or loss equal to the difference, if any, between your adjusted tax basis in the Shares you tender or exchange and the amount of cash you receive for those Shares. If you are a United States Holder and you hold your Shares as a capital asset, the gain or loss that you recognize generally will be a capital gain or loss and will be treated as a long-term capital gain or loss if, in general, you have held such Shares for more than one year as of the date of the closing of the sale or exchange. You should consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger. See Section 5—“Certain United States Federal Income Tax Consequences” for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Whom should I talk to if I have additional questions about the Offer?

You may call Morrow & Co., LLC, the Information Agent for the Offer, toll-free at (800) 607-0088. Banks and brokers may call collect at (203) 658-9400.

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INTRODUCTION

TAMCO Acquisition, LLC (which we refer to as “Purchaser”), a Delaware limited liability company and a direct wholly-owned subsidiary of TAMCO Holdings, LLC (which we refer to as “Parent”), a Delaware limited liability company, hereby offers to purchase for cash all outstanding shares of common stock, par value $0.0001 per share (the “Shares”) of Titanium Asset Management Corp., a Delaware corporation (which we refer to as the “Company”), at a price of $1.08 per Share, net to the seller in cash, without interest, and less any applicable withholding taxes (which we refer to as the “Offer Price”), upon the terms and subject to the conditions set forth in this offer to purchase (which we refer to as this “Offer to Purchase”) and in the related letter of transmittal (which we refer to as the “Letter of Transmittal” which, together with this Offer to Purchase, any amendments or supplements hereto or thereto, collectively constitute the “Offer”). The Offer and the withdrawal rights will expire at midnight, New York City time, on October 9, 2013 (which we refer to as the “Expiration Time,” unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement (as defined below), in which event “Expiration Time” shall mean the latest time and date at which the Offer, as so extended, shall expire) or earlier terminated in accordance with the terms of the Merger Agreement (as defined below).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 9, 2013 (which we refer to as the “Merger Agreement”), by and among Parent, Purchaser and the Company. The Merger Agreement provides that Purchaser will be merged with and into the Company (which we refer to as the “Merger”), with the Company continuing as the surviving corporation in the Merger and becoming a direct wholly-owned subsidiary of Parent (which we refer to as the “Surviving Corporation”). Pursuant to the Merger Agreement, at the effective time of the Merger (which we refer to as the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than (a) Shares owned by the Company, Purchaser or Parent, all of which will be canceled, and (b) Shares that are held by stockholders, if any, who are entitled to and have properly exercised their appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”)) will be converted into the right to receive an amount in cash, without interest and less any applicable withholding taxes, equal to the Offer Price (which we refer to as the “Merger Consideration”). The Merger Agreement is more fully described in Section 11—“The Merger Agreement; Other Agreements.”

Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee or bank should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of Continental Stock Transfer & Trust Company, as depositary for the Offer (which we refer to as the “Depositary”), and Morrow & Co., LLC, as information agent for the Offer (which we refer to as the “Information Agent”), incurred in connection with the Offer. See Section 17—“Fees and Expenses.”

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A special committee comprised solely of independent and disinterested directors (the “Special Committee”) of the board of the directors of the Company (the “Board of Directors”) has unanimously adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); and (iii) recommending that the Board of Directors adopt resolutions (a) approving the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (b) recommending that the holders of the Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

The Board of Directors, based on the unanimous recommendation of the Special Committee, has unanimously (other than the following Company directors who also serve as directors or officers of Parent: Robert Brooks, Brian Gevry, Norman Sidler, Timothy Hyland, Michael Bee and Bartlett McCartin (the “Parent Directors”), each of whom abstained) adopted resolutions: (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, reasonable and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (iii) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

A more complete description of the Board of Directors’ reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (which we refer to as the “Schedule 14D-9”) under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), that will be furnished to the Company’s stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-heading “Background of the Offer and Merger.”

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction or waiver of a number of conditions set forth in the Merger Agreement, including, among other things: (a) there being validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time, a number of Shares (1) that represents at least a majority of the Shares, excluding Shares owned by Parent, Purchaser, any equityholder of Parent, or any Parent Director or executive officer of the Company or any of its subsidiaries, outstanding as of immediately prior to the Expiration Time and (2) that, when added to the number of Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, plus the number of Shares to be purchased by Purchaser pursuant to the Top-Up (as defined below), represents at least one Share more than 90% of (x) the outstanding Shares as of immediately prior to the Expiration Time, plus (y) the number of Shares to be purchased by Purchaser under the Top-Up (the foregoing clauses (1) and (2), collectively, the “Minimum Tender Condition,” and such number of Shares equal to the sum of the Shares described in the foregoing clauses (x) and (y), the “Fully Diluted Share Number”); (b) Parent and Purchaser shall have received the proceeds of the debt financing pursuant to the letter agreement between Park Bank and Parent (the “Financing Commitment”) and (c) at any time before the Expiration Time, certain other events shall have occurred as described under Section 15—“Conditions of the Offer.” “Top-Up” means the irrevocable right granted to Purchaser by the Company to purchase at the Offer Price up to a number of newly issued, fully paid and nonassessable Shares that, when added to the number of Shares directly or indirectly owned by Parent and Purchaser after giving effect to the consummation of the Offer, shall constitute one Share more than 90% of the Fully Diluted Share Number.

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Based on information provided to Purchaser by the Company, as of September 9, 2013, there were 19,744,824 Shares outstanding. As of the date of this Offer to Purchase, Parent owns 10,585,400 Shares representing approximately 53.6% of the outstanding Shares. To the best of our knowledge, as of the date of this Offer to Purchase, directors and officers of Purchaser and Parent and other direct or indirect equityholders in Parent beneficially own, in the aggregate, 1,406,802 Shares, or approximately 7.1% of the outstanding Shares. Assuming no additional Shares or other rights exercisable for Shares are issued after September 9, 2013, the aggregate number of Shares that Purchaser must acquire in the Offer in order to satisfy the Minimum Tender Condition, including such Shares owned by Parent and Purchaser as of immediately prior to the Expiration Time, equals approximately 72.7% of the outstanding Shares as of September 9, 2013.

The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the adoption of the Merger Agreement by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Shares. This Offer to Purchase does not constitute a solicitation of proxies, and Purchaser is not soliciting proxies at this time. If Purchaser acquires at least one more Share than 90% of the Fully Diluted Share Number in the Offer, including pursuant to the Top-Up, if applicable, Purchaser may consummate the Merger under the DGCL without a stockholders’ meeting and without the approval of the Company’s other stockholders. In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, the Company and Purchaser may complete the Merger without the prior completion of the Offer, after receipt of the affirmative vote of the holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement. In that case, the consummation of the Merger would be subject to similar conditions as the Offer conditions, except for the addition of the stockholder approval requirement and the inapplicability of the Minimum Tender Condition. Parent, as majority stockholder of the Company, may adopt the Merger Agreement and authorize the Merger pursuant to written consent. In such a case, the consent of any other stockholder of the Company would not be required. See Section 11—“The Merger Agreement; Other Agreements.”

If we do not consummate the Offer and Purchaser elects to consummate the Merger, Purchaser will execute a written consent authorizing and approving the Merger in its capacity as majority stockholder. In such an event, the Company shall separately mail an information statement related to that corporate action to all of the holders of Shares. We are not asking you to take any action with respect to the Merger at this time. See Section 11—“The Merger Agreement; Other Agreements.”

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Certain United States federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger are described in Section 5—“Certain United States Federal Income Tax Consequences.”

This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.	Terms of the Offer

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not validly withdrawn as permitted under Section 4—“Withdrawal Rights.”

The obligation of Purchaser to purchase Shares tendered in the Offer is subject to the satisfaction of the Minimum Tender Condition and the other conditions set forth in Section 15—“Conditions of the Offer.” Subject to the provisions of the Merger Agreement, Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer. Pursuant to the Merger Agreement, (i) we may extend the Offer, without the prior consent of the Company, for any period required by applicable rules and regulations of the SEC or the London Stock Exchange and (ii) so long as the Merger Agreement has not been terminated by its terms, we are required to extend the Offer for one or more successive periods of not more than ten (10) business days ending no later than the End Date if any of the conditions to the Offer have not been satisfied or waived at any Expiration Time.

Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, to (i) waive any condition to the Offer, or (ii) otherwise amend the Offer in any respect, except for any amendment required to be made to be in compliance with any law, which amendment is not adverse in any material respect to the Company’s stockholders, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—“Withdrawal Rights.” However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

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If we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by notice to the Depositary and a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service.

The Company has provided Purchaser with the Company’s stockholder list for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list.

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2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn pursuant to the Offer promptly after the Expiration Time (and in any event within three business days thereafter). Subject to the Merger Agreement and in compliance with Rule 14e-1(c) under the Exchange Act, Purchaser expressly reserves the right to delay payment for Shares pending receipt of regulatory or government approvals. Rule 14e-1(c) under the Exchange Act relates to the obligation of Purchaser to promptly pay for or return tendered Shares promptly after the termination or withdrawal of the Offer. See Section 16—“Certain Legal Matters; Regulatory Approvals.”

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (which we refer to as the “Share Certificates”), (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times (including following the consummation of the Merger) depending upon when Share Certificates are actually received by the Depositary.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn, if and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights under the Offer hereof, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4—“Withdrawal Rights” and as otherwise required by Rule 14e-1(c) under the Exchange Act.

Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any extension of the Offer or delay in making such payment.

If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense, to the tendering stockholder promptly following the expiration or termination of the Offer.

If, prior to the Expiration Time, Purchaser increases the price being paid for Shares, Purchaser will pay the increased consideration for all Shares purchased pursuant to the Offer, whether or not those Shares were tendered prior to the increase in consideration.

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3.	Procedures for Accepting the Offer and Tendering Shares

Valid Tenders. In order for a Company stockholder to validly tender Shares pursuant to the Offer, either (i) the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and the Share Certificates evidencing tendered Shares must be received by the Depositary at such address prior to the Expiration Time or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. If stockholders have lost their Share Certificates or their Share Certificates have been stolen or destroyed, they should contact Capita Registrars, the Company’s transfer agent, at +44 (0) 20 8639 3399 (from outside the United Kingdom) or 0871 664 0300 (from the United Kingdom) or by e-mail at ssd@capitaregistrars.com.

Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal or (ii) if the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member of or participant in a recognized “Medallion Program” approved by the Securities Transfer Association Inc., including the Security Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP), or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 of the Exchange Act (each, what we refer to as an “Eligible Institution” and collectively what we refer to as “Eligible Institutions”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued in the name of or returned to, a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appears on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder’s Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Time, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

a.	such tender is made by or through an Eligible Institution;

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b.	a properly completed and duly executed “Notice of Guaranteed Delivery,” substantially in the form made available by Purchaser, is received prior to the Expiration Time by the Depositary as provided below; and

c.	the Share Certificates evidencing all tendered Shares, in proper form for transfer, together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three London Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by overnight courier or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser.

The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal, and that when Purchaser accepts the Shares for payment, it will acquire good and unencumbered title, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. Purchaser’s acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

Determination of Validity. All questions as to the validity, form, eligibility (including, without limitation, time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser in its reasonable discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of Purchaser. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser’s interpretation of the terms and conditions of the Offer (including, without limitation, the Letter of Transmittal and the instructions thereto) will be final and binding.

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Appointment.   By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser, and each of them, as such stockholder’s attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective) with respect thereto. Each designee of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company’s stockholders, actions by written consent in lieu of any such meeting or otherwise, as such designee in its sole discretion deems proper. Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon Purchaser’s acceptance for payment of such Shares, Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other securities and rights, including voting at any meeting of stockholders.

Backup Withholding.   Under the “backup withholding” provisions of United States federal income tax law, the Depositary may be required to withhold and pay over to the United States Internal Revenue Service (which we refer to as “IRS”) a portion (at a rate of 28%) of the amount of any payments made by Purchaser pursuant to the Offer. In order to prevent backup withholding from being imposed on the payment of the Offer Price of Shares purchased pursuant to the Offer, each United States Holder (as defined below) must provide the Depositary with such stockholder’s correct U.S. taxpayer identification number (which we refer to as “TIN”) and certify that such stockholder is not subject to backup withholding by completing IRS Form W-9 included in the Letter of Transmittal or otherwise establish a valid exemption from backup withholding to the satisfaction of the Depositary. If a stockholder does not timely provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All United States Holders (as defined below) surrendering Shares pursuant to the Offer should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Certain stockholders (including, among others, all corporations and certain foreign individuals) are exempt from backup withholding, and payments to such persons will not be subject to backup withholding provided that a valid exemption is established to the satisfaction of the Depositary. Each tendering non-United States Holder (as defined below) should submit an appropriate properly completed IRS Form W-8 (and any applicable attachments thereto) (a copy of which may be obtained from the Depositary) certifying, under penalties of perjury, to such non-United States Holder’s non-“United States person” (within the meaning of the Code) status in order to establish an exemption from backup withholding. See Instruction 8 of the Letter of Transmittal.

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4.	Withdrawal Rights

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that they may also be withdrawn after November 11, 2013, which is the 60th day after the commencement of the Offer, unless such Shares have been accepted for payment by Purchaser pursuant to the Offer.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

No withdrawal rights will apply to Shares tendered during a subsequent offering period, if any, and no withdrawal rights will apply during a subsequent offering period, if any, with respect to Shares tendered in the Offer and accepted for payment.

Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Time by following one of the procedures described in Section 3—“Procedures for Accepting the Offer and Tendering Shares.”

All questions as to the form and validity (including, without limitation, time of receipt) of any notice of withdrawal will be determined by Purchaser, in its reasonable discretion, whose determination will be final and binding. None of Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

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5.	Certain United States Federal Income Tax Consequences

The following is a summary of certain material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a beneficial owner of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any local, state or foreign jurisdiction or under any applicable tax treaty and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (which we refer to as the “Code”) (generally, property held for investment), and does not address tax considerations applicable to any beneficial owner of Shares that may be subject to special treatment under the United States federal income tax laws, including:

•	a bank, insurance company, thrift or other financial institution;

•	a tax-exempt organization or governmental entity;

•	a pension plan, an Individual Retirement Account, a qualified retirement plan or account or other tax-deferred account;

•	a partnership (or an arrangement treated as a partnership for U.S. federal income tax purposes), an S corporation, a disregarded entity or other pass-through entity (or an investor or owner in such entity);

•	a mutual fund or regulated investment company;

•	a real estate investment trust;

•	a trader, investor, dealer or broker in stocks and securities, or currencies;

•	a person that elects mark-to-market treatment;

•	a holder of Shares subject to the alternative minimum tax provisions of the Code;

•	a holder of Shares that received the Shares through the exercise of an employee stock option, or otherwise as compensation;

•	a “United States Holder” (as defined below) that has a functional currency other than the United States dollar;

•	“controlled foreign corporations,” “passive foreign investment companies,” or corporations that accumulate earnings to avoid United States federal income tax;

•	a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other risk reduction strategy or integrated transaction; or

•	a United States expatriate or a former United States citizen or a former resident of the United States for United States federal income tax purposes.

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This summary is based on the Code, the Treasury regulations promulgated under the Code, and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation. This discussion does not address any consequence arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 nor does it address the United States federal income tax consequences to holders of Shares who exercise appraisal rights under Delaware law.

THE DISCUSSION SET OUT HEREIN IS INTENDED ONLY AS A SUMMARY OF THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO A HOLDER OF SHARES. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN CONNECTION WITH THE OFFER AND THE MERGER IN LIGHT OF YOUR OWN PARTICULAR CIRCUMSTANCES, INCLUDING FEDERAL ESTATE, GIFT AND OTHER NON-INCOME TAX CONSEQUENCES, AND TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN TAX LAWS OR TAX TREATIES.

For purposes of this discussion, the term “United States Holder” means a beneficial owner of Shares that is, for United States federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) created or organized in, or under the laws of, the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a “United States person” under applicable Treasury regulations.

A “non-United States Holder” is any beneficial owner of Shares that is not a United States Holder or a partnership (or other entity treated as a flow-through or as an entity that is disregarded as separate from its owners within the meaning of the Code for United States federal income tax purposes).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holder should consult its own tax advisor regarding the tax consequences of exchanging the Shares pursuant to the Offer or pursuant to the Merger.

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United States Holders

Payments with Respect to Shares

The exchange of Shares for cash pursuant to the Offer or the exchange of Shares for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Shares exchanged therefor. Gain or loss (and the holding period) will be determined separately for each block of Shares (i.e., Shares acquired at the same cost and the same time). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if, in general, such United States Holder’s holding period for the Shares is more than one year as of the closing date of the sale or exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

A United States Holder generally will be subject to information reporting and backup withholding at the applicable rate (at a rate of 28%) with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger. A United States Holder can avoid backup withholding if it timely provides a valid U.S. TIN and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding. A U.S. Holder that does not timely provide a correct TIN may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules from a payment to a United States Holder will be allowed as a credit against that holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. We cannot refund amounts once withheld. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

Payments with Respect to Shares

Payments made to a non-United States Holder with respect to Shares exchanged for cash in the Offer or pursuant to the Merger generally will be exempt from United States federal income tax unless:

•	the non-United States Holder is an individual who was present in the United States for 183 days or more during the taxable year of the exchange and certain other conditions are met;

•	the gain is effectively connected with the non-United States Holder’s conduct of a trade or business in the United States, and, if required by an applicable tax treaty, attributable to a permanent establishment maintained by the holder in the United States; or

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•	the Company is or has been a United States real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of exchange of the Shares or the period that the non-United States Holder held Shares.

Gain described in the first bullet point above generally will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares for cash, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the Non-United States Holder during the year. Unless a tax treaty provides otherwise, gain described in the second bullet point above will be subject to United States federal income tax on a net income basis in the same manner as if the non-United States Holder were a resident of the United States. Non-United States Holders that are foreign corporations also may be subject to a 30% branch profits tax (or applicable lower treaty rate). Non-United States Holders are urged to consult any applicable tax treaties that may provide for different rules.

With respect to the third bullet point above, the determination of whether the Company is a USRPHC depends on the fair market value of its United States real property interests relative to the fair market value of its other trade or business assets and its foreign real property interests. The Merger Agreement requires the Company to deliver a certificate to Parent certifying that the Company has not been a USRPHC for United States federal income tax purposes during the five year period ending on the date of the sale or exchange of the Shares and thus, the Depositary will not withhold tax under the third bullet point listed above.

Information Reporting and Backup Withholding

A non-United States Holder may be subject to information reporting and backup withholding at the applicable rate (at a rate of 28%) with respect to the proceeds from the sale or exchange of Shares pursuant to the Offer or pursuant to the Merger. A non-United States Holder can avoid backup withholding by certifying on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or by otherwise establishing an exemption in a manner satisfactory to the Depositary. Information provided by a non-United States Holder on IRS Form W-8 (and any attachments) may be disclosed to the local tax authorities of a non-United States Holder under an applicable tax treaty or broad information exchange agreement. Non-United States Holders should consult their tax advisors regarding the certification requirements for non-United States persons.

Payments to a Non-United States Holder of the proceeds of a sale or exchange of Shares effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless the Non-United States Holder properly certifies under penalties of perjury as to such Non-United States Holder’s non-"United States person" (within the meaning of the Code) status and certain other conditions are met, or such Non-United States Holder otherwise establishes an exemption, provided that the broker does not have actual knowledge or reason to know that the holder is a “United States person” or that the conditions of any other exemption are not, in fact satisfied. Backup withholding generally will not apply to any payment to a Non-United States Holder of the proceeds of the disposition of Shares effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records as to such Non-United States Holder’s non-"United States person" status and certain other conditions are met, or such Non-United States Holder otherwise establishes an exemption, (provided that the broker has no knowledge or reason to know to the contrary), information reporting (but generally not backup withholding) will apply to a payment of the proceeds of the disposition of a note effected outside the United States by such a broker if the broker:

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•	is a "United States person;"

•	derived 50% or more of its gross income for certain periods from income effectively connected with the conduct of a trade or business in the United States;

•	is a "controlled foreign corporation" (within the meaning of the Code) for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by one or more "United States persons" or is engaged in the conduct of a U.S. trade or business.

Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder’s United States federal income tax liability, provided the required information is timely furnished to the IRS. We cannot refund amounts once withheld.

THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF UNITED STATES FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS OF SHARES. HOLDERS OF SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF TENDERING THEIR SHARES FOR CASH PURSUANT TO THE OFFER OR EXCHANGING THEIR SHARES FOR CASH IN THE MERGER UNDER ANY FEDERAL, STATE, FOREIGN, LOCAL OR OTHER TAX LAWS OR TAX TREATIES.

6.	Price Range of Shares; Dividends

The Shares are listed on AIM, a market operated by the London Stock Exchange (“AIM”), under the symbol “TAM.” The Shares were admitted to trading on AIM on June 21, 2007.

The following table sets forth for the indicated periods the high and low sales prices per Share as reported on AIM.

	High	Low
Fiscal Year 2013
Third Quarter (through September 6, 2013)	$1.25	$1.25
Second Quarter	$1.25	$0.65
First Quarter	$0.80	$0.35
Fiscal Year 2012:
Fourth Quarter	$0.45	$0.30
Third Quarter	$0.50	$0.23
Second Quarter	$0.50	$0.33
First Quarter	$0.50	$0.33
Fiscal Year 2011:
Fourth Quarter	$0.50	$0.25
Third Quarter	$0.50	$0.50
Second Quarter	$0.90	$0.50
First Quarter	$0.90	$0.90

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On April 17, 2013, the last trading day before Parent publicly announced its initial proposal to acquire the Company for $1.00 per Share, the last sale price of the Shares reported on the AIM was $0.85 per Share. On September 6, 2013, the last trading day before we announced the Offer to purchase all of the outstanding Shares of the Company at $1.08 per Share, the last sale price of the Shares reported on the London Stock Exchange was $1.25 per Share. On September 11, 2013, the last trading day before we commenced the Offer, the last sale price of the Shares reported on the London Stock Exchange was $1.25 per Share. The six-month average closing price of the Shares through September 6, 2013 is $1.10 per Share.

Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

The Company has not paid any dividends on the Shares to date. The payment of dividends in the future is subject to the discretion of the Board of Directors. In addition, under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends in respect of Shares unless approved in advance by Parent in writing.

7.	Certain Information Concerning the Company.

The following description of the Company and its business has been taken from the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and is qualified in its entirety by reference to such report.

General. The Company’s principal business is providing investment advisory services to institutional and retail clients. The Company provides these services through a group of investment managers that have solid long-term track records. Through these investment managers, the Company has expertise in fixed-income, equity, and real estate investment strategies and has a client base that extends from individuals to a range of institutional investors, as well as sub-advisory and referral arrangements with a variety of broker-dealers. Although the Company manages and distributes a wide range of products and services, it operates in one business segment, namely as an investment advisor to institutional and retail clients. As of June 30, 2013, the Company had $8.9 billion of assets under management.

The Company was incorporated in Delaware on February 2, 2007, and organized as a special purpose acquisition company with an objective to acquire one or more operating companies engaged in the asset management business. The business address for the Company is 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The business phone number for the Company is (414) 765-1980.

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Available Information. The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Certain information, as of particular dates, concerning the Company’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration and equity awards granted to them), the principal holders of the Company’s securities, any material interests of such persons in transactions with the Company, and other matters is required to be disclosed in proxy statements and periodic reports distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities maintained by the SEC at 100 F Street N.E., Room 1580, Washington, D.C. 20549. Copies of such materials may also be obtained by mail, upon payment of the SEC’s customary fees, by writing to its principal office at 100 F Street N.E., Washington, D.C. 20549. The SEC also maintains electronic reading rooms on the Internet at http://www.sec.gov that contain reports and other information regarding issuers that file electronically with the SEC. The Company also maintains a website at http://www.ti-am.com. The information contained in, accessible from or connected to the Company’s website is not incorporated into, or otherwise a part of, this Offer to Purchase or any of the Company’s filings with the SEC. The website addresses referred to in this paragraph are inactive text references and are not intended to be actual links to the websites.

8.	Certain Information Concerning Parent, Purchaser and Certain Related Parties

Purchaser. TAMCO Acquisition, LLC, a Delaware limited liability company, or Purchaser, is a direct wholly-owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of the Company. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger Agreement and arranging the related financing. Upon consummation of the proposed Merger, Purchaser will merge with and into the Company and will cease to exist, with the Company continuing as the Surviving Corporation. The business address for Purchaser is: 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The business telephone number for Purchaser is (414) 765-1980.

Parent. TAMCO Holdings, LLC, a Delaware limited liability company, or Parent, was formed solely for the purpose of acquiring common stock of the Company and has not engaged in any business except for activities related to its formation, the purchase of 10,585,400 Shares in December 2012, the Offer and the Merger Agreement and arranging the related financing. The business address for Parent is: 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The business telephone number for Parent is (414) 765-1980.

NIS. NIS Acquisition LLC, a Delaware limited liability company, or NIS, was formed for the purpose of co-investing with Boyd (as defined below) in the Company through Parent. NIS and Boyd each own 50% of the membership interest in Parent. NIS has not engaged in any business except for activities related to its formation and arranging the financing related to Parent’s purchase of 10,585,400 Shares in December 2012. The business address for NIS is: 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202. The business telephone number for NIS is (414) 765-1980.

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Boyd. Boyd-TAMCO Holdings, LLC, an Ohio limited liability company, or Boyd, was formed for the purpose of co-investing with NIS in the Company through Parent. Boyd and NIS each own 50% of the membership interest in Parent. Boyd has not engaged in any business except for activities related to its formation and arranging the financing related to Parent’s purchase of 10,585,400 Shares in December 2012. The business address for Boyd is: 1801 E 9th Street, Suite 1400, Cleveland, Ohio 44114. The business telephone number for Boyd is (216) 771-3450.

Additional Information. The name, business address, citizenship, present principal occupation and employment history for the past five years of each of the members of the board of directors and, as applicable, the executive officers of Parent, Purchaser, NIS and Boyd and the control persons of Parent, Purchaser, NIS and Boyd are set forth in Schedule A hereto. Except as set forth in Schedule A, none of Parent, Purchaser NIS and Boyd nor, to the best knowledge of Parent, Purchaser NIS and Boyd, any of the persons listed in Schedule A has during the past five years (i) been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Neither Parent nor Purchaser has made any arrangements in connection with the Offer to provide holders of Shares access to our corporate files or to obtain counsel or appraisal services at our expense. For a discussion of appraisal rights, see Section 12—“Purposes and Reasons for the Offer; Plans for the Company After the Offer and Merger.”

9.	Source and Amount of Funds

The Offer is subject to the Financing Condition and, accordingly, it is conditioned upon Parent’s or Purchaser’s ability to finance the purchase of Shares pursuant to the Offer. Parent and Purchaser estimate that the total amount of funds required to purchase all of the Shares pursuant to the Offer and to consummate the Merger is approximately $10.2 million, including related transaction fees and expenses. The purchase of the Shares pursuant to the Offer will be funded primarily from a bridge loan facility and cash held by Parent or Purchaser.

Parent has entered into the Debt Commitment Letter (as defined below) with Park Bank pursuant to which Park Bank will provide a $10.1 million bridge loan facility (the “Bridge Facility”) to finance the completion of the Offer, and following the Merger, Park Bank will provide a $5.1 million term loan facility (the “Term Loan”) and a $2.0 million revolving credit facility (the “Revolving Facility” and, together with the Bridge Facility and the Term Loan, the “Credit Facilities”) to support the Company’s ongoing operations following the Merger.

The funding of the Credit Facilities is subject to Parent’s delivery of written notice to Park Bank that the Tender Offer Conditions (as defined below) have been satisfied or waived and that Parent and Purchaser are prepared to consummate the Offer, on terms consistent with the Merger Agreement, within six (6) days following the funding of the Credit Facilities. The Bridge Facility is also subject to (i) Park Bank’s satisfaction that a minimum of $13.0 million in cash will be on the Company’s balance sheet as of the closing of the Merger and will be used for repayment of amounts owed to Park Bank and (ii) that Parent and Purchaser shall have amassed an aggregate ownership percentage of 72.7% of the outstanding Shares (which is the minimum percentage necessary to exercise the Top-Up).

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The Bridge Facility will have a 60-day term and will bear interest at the prime rate plus 0.50%. The Bridge Facility will be secured by a first lien on all assets of Parent, including all Shares acquired by Parent or Purchaser in the Offer.

The Term Loan will have a three-year term and will bear interest at a fixed rate equal to the interest swap rate, as stated in the Federal Reserve Statistical Release on the funding date, plus 3.25%. The Revolving Facility will bear interest at the prime rate plus 0.25%, and amounts outstanding under the Revolving Facility will be due upon demand. The Term Loan and the Revolving Facility will be secured by a first lien on all assets of the Company and will be guaranteed by each of NIS and Boyd.

The Credit Facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on sales of assets, mergers and consolidations, liens and dividends and other distributions. The Credit Facilities will also include customary events of default.

The proceeds of the Bridge Facility will be sufficient to pay the Offer Price for all Shares tendered in the Offer and all related fees and expenses (and will be sufficient to consummate the Merger and, after the closing of the Merger, to provide funding for working capital and other general corporate purposes of the Surviving Corporation). Upon completion of the Merger, Parent intends to repay its existing loan with Park Bank and any amounts outstanding under the Bridge Facility from the cash and investment balances held by the Company and proceeds from the Term Loan.

The financing under the Credit Facilities may not be considered assured. As of the date hereof, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described herein is not available.

10.	Background of the Offer and Merger

In January 2012, Clal Finance Ltd., a corporation organized under the laws of Israel (“Clal”), held 10,585,400 Shares of the Company representing a 51.3% interest in the Company at that time. In January 2012, the chief executive officer of Clal informed management of the Company that it had accepted a preliminary offer from an unaffiliated third party to purchase Clal’s entire interest that was subject to the third party completing due diligence with respect to the Company.

During January and February 2012, the unaffiliated third party completed its due diligence.

In February 2012, the chief executive officer of Clal informed management of the Company that the unaffiliated third party had decided that it was no longer interested in pursuing the transaction.

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In March 2012, the chief executive officer of Clal initiated discussions with certain potential management purchasers, including Robert Brooks and Brian Gevry, regarding the potential sale of its Shares in connection with Clal’s exploration of a potential liquidity event with respect to its investment in the Company. During this period, Parent was formed for the primary purpose of investing in the Company. The parties, however, did not reach an agreement for the purchase of Clal’s Shares at that time, and discussions terminated between Clal and members of management in March 2012. Parent instead determined to pursue the potential acquisition of all of the Shares of the Company.

On March 31, 2012, Parent submitted an indication of interest to the Board of Directors offering to purchase all of the outstanding Shares for $1.00 per Share.

On April 4, 2012, the Board of Directors convened to consider Parent’s offer and voted to reject such offer.

Subsequently, the Company continued to evaluate operational and strategic matters, and Clal and members of management engaged in discussions regarding the strategic direction of the Company.

On November 12, 2012, Clal made an offer to sell Parent its Shares at a price of $1.75 per Share. During November and December 2012, Parent and Clal continued negotiations for the sale of Clal’s Shares to Parent.

On December 18, 2012, Parent entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Clal pursuant to which Parent acquired 10,585,400 Shares for an aggregate purchase price of $18,500,000 (or approximately $1.75 per share). As of such date, the Shares acquired by Parent represented approximately 51.3% of the issued and outstanding Shares. Pursuant to the terms of the Purchase Agreement, the five members of the Board of Directors who had previously been designated by Clal resigned and were replaced by four individuals affiliated with the Company who Parent designated as directors: Michael Bee, Timothy Hyland, Bartlett McCartin and Norman Sidler.

On April 16, 2013, the board of directors of Parent authorized Parent to make a proposal to acquire all of the issued and outstanding Shares not owned by Parent.

On April 18, 2013, Parent delivered the following letter to the Board of Directors:

“Board of Directors of

Titanium Asset Management Corp. (the “Company”)

Ladies and Gentlemen:

As you are aware, in December, 2012, certain executive officers and senior employees of the Company formed and capitalized TAMCO Holdings, Inc. (“Holding”) to acquire approximately 53.6% of the issued and outstanding capital stock of the Company. After careful consideration, Holdings has concluded that it wishes to acquire the remaining outstanding equity interests of the Company in a “going-private” transaction. Accordingly, pursuant to this letter, Holdings hereby submits this proposal to acquire such remaining outstanding equity interests of the Company at $1.00 per share, net to the seller in cash.

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The proposed per share price represents a premium of approximately 43% over the last listed trade price of $0.70 for the Company’s common shares on April 16, 2013. In addition, the proposal also provides the public stockholders of the Company with liquidity for an equity security which historically has had very limited trading volume on the London Stock Exchange. As a result, we believe the public stockholders of the Company will find the $1.00 per share price and proposed transaction compelling.

At this time, we would contemplate structuring the transaction as a tender offer (with a customary top-up option) followed by a statutory short-form merger. We believe this structure would provide the public stockholders with a successful path to an expedited closing. The transaction will be subject to customary conditions including tender of an aggregate number of shares (which shall include a majority of the shares held by the unaffiliated public stockholders) which, together with any shares issued pursuant to the exercise of the referenced top-up option, provide for consummation of a statutory short-form merger under applicable law.

We appreciate that the independent directors will need to separately review this proposal and may engage professional advisors as they deem appropriate. Please note that Holdings is not currently interested in pursuing a sale of its existing ownership interest and would reject any third-party offer involving a sale of the Company.

This proposal is subject to the entry of definitive agreements among Holdings and the Company and the determination by the independent directors that the transaction is fair. Until such time as definitive, binding agreements are entered into, Holdings reserves the right to withdraw or modify this proposal.

We look forward to further discussing our proposal with you and the Company’s advisors at your earliest convenience. For purposes of any communication regarding our proposal, please contact either Robert Brooks or Brian Gevry. Thank you.

TAMCO HOLDINGS, LLC

/s/ Robert Brooks

/s/ Brian Gevry”

On April 18, 2013, Parent filed an amendment to its Schedule 13D with the SEC announcing its proposal to acquire all of the Shares not owned by Parent at a price of $1.00 net per Share in cash, which included a copy of the letter to the Board of Directors set forth above.

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On April 22, 2013, the Board of Directors established a Special Committee comprised solely of independent and disinterested, non-executive directors to consider the terms of the proposed transactions. The Board of Directors appointed Lloyd Dickinson, Patricia Jamieson and T. Raymond Suplee to the Special Committee. The Special Committee elected Ms. Jamieson to serve as its chairperson. The Special Committee was granted authority by the Board to evaluate and negotiate Parent’s proposal, to reject Parent’s proposal and to engage independent financial and legal advisers. Based on Parent’s representation that it would reject all third-party transactions, the Special Committee was not charged with seeking potential alternative transactions. On April 22, 2013, the Company issued a press release announcing that the Board of Directors had appointed the Special Committee.

On April 25, 2013, the Board of Directors held a regularly scheduled meeting and, among other things, discussed Parent’s proposal. In advance of the meeting, the Board of Directors was provided with materials prepared by Foley & Lardner LLP (“Foley”), legal counsel to the Company, that discussed the fiduciary duties of the Board of Directors in considering Parent’s proposal. Representatives of Foley discussed this material with the Board of Directors at the meeting and addressed the Board’s questions related to the directors’ fiduciary duties. In addition, on April 25, 2013, the Special Committee met to consider Parent’s proposal and discuss the process for selecting its financial and legal advisors.

Between May 1, 2013 and May 3, 2013, members of the Special Committee interviewed potential counsel to serve as independent legal advisers to the Special Committee. On May 3, 2013, the Special Committee engaged Faegre Baker Daniels LLP (“FaegreBD”) to serve as counsel to the Special Committee.

Between May 10, 2013 and May 28, 2013, Ms. Jamieson and FaegreBD interviewed investment banking firms to serve as financial adviser to the Special Committee to evaluate the fairness of the Offer. On May 16, 2013, the Special Committee held a meeting at which Ms. Jamieson and FaegreBD provided an update to the Special Committee regarding the interview process and the results of the initial two interviews. On May 29, 2013, the Special Committee met to review the results of the completed interviews and selected Berkshire Capital Securities LLC (“Berkshire Capital”) as the Special Committee’s financial adviser with respect to the fairness opinion. On June 19, 2013, the Special Committee entered into an engagement letter with Berkshire Capital.

On May 10, 2013, representatives of Winston & Strawn LLP (“Winston”), legal counsel to Parent and Purchaser, distributed an initial draft of the Merger Agreement to FaegreBD and Foley.

During the period from June 1, 2013 through July 30, 2013, representatives of the Company provided financial due diligence materials to Berkshire Capital. Berkshire Capital continued to conduct its financial due diligence, which included a call with representatives of the Company on June 17, 2013 to discuss industry conditions and related matters and other discussions with representatives of the Company from time to time. Berkshire Capital analyzed publicly available information regarding the Company, together with financial projections and other non-public financial and operating data provided by the Company and participated in due diligence calls with Company management. Ms. Jamieson received periodic updates from Berkshire Capital during this period.

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On June 20, 2013, AIM reported that approximately 2.27 million Shares were traded at a selling price of $1.15 per Share, including two large block transactions of approximately 1.0 million Shares each, and that an additional trade of approximately 20,000 Shares took place that day at a selling price of $1.17 per Share. The purchasers of the approximately 1.0 million Share blocks did not disclose their Share holdings. On July 10, 2013, Wellington Management Company publicly reported that it had sold its entire holdings in the Company, which were last publicly reported to be approximately 2.0 million Shares.

On July 19, 2013, the Special Committee met again to analyze and discuss Parent’s proposal. Ms. Jamieson reported on the content of the periodic updates she had received from Berkshire Capital regarding their preliminary financial analyses of the proposal. The Special Committee discussed the per Share price at which Parent had acquired its majority stake in the Company from Clal in December 2012, together with estimates of a minority discount to apply to that price when valuing the public Shares. The Special Committee also discussed the June 20, 2013 stock trades, which represented the most recent trading activity for the Company’s Shares. FaegreBD advised the Special Committee members regarding their fiduciary duties under Delaware law. The Special Committee concluded the meeting by discussing various strategies for negotiating the financial terms of Parent’s proposal, with the goal of obtaining the highest price reasonably attainable for the public holders of the Shares (other than Parent) before deciding whether to approve a merger agreement with Parent and Purchaser.

On July 25, 2013, the Special Committee met with Berkshire Capital and FaegreBD to further analyze and discuss Parent’s proposal. Berkshire Capital presented to the Special Committee its financial analysis of Parent’s proposal based on materials prepared and provided in advance by Berkshire Capital. FaegreBD again advised the Special Committee members regarding their fiduciary duties under Delaware law. Following the presentations from its financial and legal advisers, the Special Committee discussed the analysis performed by Berkshire Capital, including the assumptions used in that analysis, and reviewed the reasons for and against accepting a buy-out proposal from Parent. The Special Committee then continued its discussion from the prior meeting regarding strategies for negotiating the financial terms of Parent’s proposal, with the goal of obtaining the highest price reasonably attainable for the public holders of the Shares (other than Parent). At the conclusion of the meeting, the Special Committee directed Ms. Jamieson to meet with representatives of Parent in an attempt to negotiate a price increase to between $1.08 and $1.15 per Share before deciding whether to approve a merger agreement with Parent and Purchaser.

On July 26, 2013, Ms. Jamieson met with Robert Brooks, chairman of the Company’s Board of Directors and the co-chief executive officer of Parent, and Brian Gevry, chief executive officer of the Company and the co-chief executive officer of Parent, in their capacities as representatives of Parent, to negotiate the initial offer price of $1.00 per Share. At the conclusion of the negotiations, Messrs. Gevry and Brooks indicated that Parent was willing to increase its offer to $1.08 per Share, which they indicated was the maximum amount that Parent was willing to pay to acquire the remaining Shares in the Company. Ms. Jamieson indicated that she would discuss the revised offer price with the Special Committee.

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Later on July 26, 2013, Ms. Jamieson contacted the other members of the Special Committee to report on the price negotiations and to confirm the Special Committee members’ July 25, 2013 determination that $1.08 per Share was an acceptable price. Ms. Jamieson then contacted Messrs. Gevry and Brooks to confirm that the Special Committee would accept Parent’s offer of $1.08 per Share, and Messrs. Gevry and Brooks confirmed that Parent’s investors had also approved the revised offer price, in each case subject to continued negotiation of the other terms and conditions of the Merger Agreement.

During the period from August 1, 2013 through September 5, 2013, negotiation of the terms of the Merger Agreement continued, including with respect to the conditions of the Offer and the Merger. During those negotiations, Parent proposed that, given the trading activity at $1.15 per Share that occurred on June 20, 2013, well after Parent’s public announcement of its proposed acquisition price of $1.00 per Share, the majority-of-the-minority offer condition should be made waivable by Parent in order to increase the likelihood of closing so that the public holders of the Shares (other than Parent) would realize the benefits of the transaction. Parent also indicated during the negotiations that it would be willing to proceed with a transaction subject to (y) a minimum tender sufficient for Parent to exercise the Top Up Option and reach the 90% threshold and (z) a customary financing condition.

On August 12, 2013, the Special Committee members, in their roles as members of the Audit Committee of the Board of Directors, received a written memorandum dated August 7, 2013 (as subsequently updated and revised, the “Memorandum”) prepared by the chief financial officer of the Company, analyzing whether the Company should perform an interim test for goodwill impairment in connection with its quarterly report on Form 10-Q for the period ended June 30, 2013. The Memorandum concluded that such a test was not required, citing the $1.75 per Share price paid by Parent in acquiring its controlling stake from Clal in December 2012 and a recent discounted cash flow analysis performed by the Company that implied a per Share value of $1.95 for all of the Company’s shares. As the Memorandum was prepared as part of the Company’s interim reporting process, it was an update to the conclusions reached for the fiscal year ended December 31, 2012 and did not contain within its “four corners” the assumptions used in the discounted cash flow analysis. However, the Memorandum was based on the recent discounted cash flow analysis referenced above and an update to the discounted cash flow analysis for the fiscal year ended December 31, 2012. Both the recent discounted cash flow analysis referenced above and the updated discounted cash flow analysis for the fiscal year ended December 31, 2012 were provided to the Special Committee’s financial adviser. The Committee noted that the Memorandum was prepared for financial reporting purposes, and not for purposes of determining a per share valuation for the Company’s common stock.

On August 14, 2013, the Special Committee met with FaegreBD to discuss recent developments and the Memorandum. The Special Committee first discussed the Memorandum and requested that FaegreBD share the Memorandum with Berkshire Capital and obtain information regarding the underlying assumptions used in calculating the discounted cash flow analysis set forth in the Memorandum. The Special Committee next considered Parent’s proposal that the majority of the minority condition should be waivable. FaegreBD again advised the Special Committee members regarding their fiduciary duties, together with the different standards of review under Delaware law applicable to interested-party transactions, such as the Offer and the Merger. At the conclusion of the discussion, the Special Committee expressed its belief that, subject to their further review of the Memorandum, the receipt of a favorable opinion from Berkshire Capital, and the negotiation of acceptable legal documentation, Parent’s proposal would be in the best interests of the public holders of the Shares (other than Parent), and, therefore, determined to accept a waivable majority of the minority condition as part of the continuing legal negotiations with respect to the Offer and the Merger.

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On August 15, 2013, the Special Committee met with FaegreBD to discuss further the Memorandum. Following input from Berkshire Capital and based on the Special Committee members’ knowledge of the Company and its financial condition and results of operations, the Special Committee reviewed the assumptions underlying the discounted cash flow analysis contained in the Memorandum. The Special Committee noted that the Memorandum was prepared for financial reporting purposes, and not for purposes of determining a per share valuation for the Company’s common stock. Given the nature of the Memorandum, it is based on an estimated fair value of the Company as a whole, and does not attempt to apply any type of minority discount to reach a determination as to a per share value of the common stock of the Company. Noting that the discounted cash flow analysis presented by Berkshire Capital at the Special Committee’s July 25, 2013 meeting indicated a “base case” valuation of $1.01 per Share for the Company, and noting the nature and limited purpose of the Memorandum, the Committee concluded that the Memorandum did not provide appropriate methodologies for determining a per share value of the common stock of the Company in the context of the Offer and the Merger.

From August 16, 2013 through September 5, 2013, representatives of Foley, FaegreBD and Winston continued to discuss proposed revisions to the Merger Agreement including with respect to scope of representations, closing conditions and interim operating covenants. Foley, FaegreBD and Winston continued to exchange drafts and comments to the Merger Agreement during this period.

On September 5, 2013, Park Bank delivered the Debt Commitment Letter.

On September 5, 2013, the Special Committee met with Berkshire Capital and FaegreBD to consider the proposed acquisition by Parent of the Shares not already owned by Parent pursuant to the Merger Agreement.  FaegreBD reviewed the material terms and conditions of the definitive Merger Agreement, the Support Agreements, Parent’s financing commitment, and the proposed resolutions to be adopted.  FaegreBD then advised the members of the Special Committee regarding their fiduciary duties under Delaware law.  Berkshire Capital presented its financial analysis of the $1.08 per Share consideration to be paid to Company shareholders pursuant to the Merger Agreement.  Berkshire Capital then rendered to the Special Committee Berkshire Capital’s oral fairness opinion, which was confirmed by delivery of a written opinion dated the same day that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered, and limitations on the review undertaken as set forth in the opinion, the $1.08 per Share consideration to be received in the Offer and the Merger by holders of Shares (other than Parent) is fair to such holders from a financial point of view.  Following these presentations, and after considering all of the factors that it deemed relevant, the Special Committee unanimously approved resolutions (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement, (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates) and (iii) recommending that the Board of Directors adopt resolutions (a) approving the Offer, the Merger and the other transactions contemplated by the Merger Agreement and (b) recommending that the holders of the Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer and (c) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement. Such resolutions were submitted to the Board of Directors for consideration.

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On September 6, 2013, the Board of Directors met to consider the terms of the Merger Agreement as finally negotiated. Representatives of Foley attended the meeting. They reviewed with the Board of Directors’ (1) the directors’ fiduciary duties in considering the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer; (2) the terms and conditions of the Merger Agreement and the Offer; and (3) the recommendation of the Special Committee. Following discussion by the Board of Directors of these matters, the Board of Directors unanimously (other than the Parent Directors, each of whom abstained) adopted resolutions (i) approving the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement; (ii) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are advisable, fair to, reasonable and in the best interests of the stockholders of the Company (other than Parent, Purchaser and their affiliates); (iii) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) accept the Offer and tender their Shares pursuant to the Offer; and (iv) recommending that the holders of Shares (other than Parent, Purchaser and their affiliates) adopt the Merger Agreement.

On September 9, 2013, the parties executed and delivered the Merger Agreement and the Support Agreements, and the Company and Parent issued a joint press release announcing the Merger Agreement and transactions contemplated thereby.

On September 12, 2013, Purchaser commenced the Offer.

A more complete description of the Company’s Board of Directors’ reasons for authorizing and approving the Merger Agreement, the Offer, the Merger and the other the transactions contemplated by the Merger Agreement will be set forth in the Company’s Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Exchange Act that will be furnished to stockholders in connection with the Offer. Stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under Item 4. “The Solicitation or Recommendation.”

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11.	The Merger Agreement; Other Agreements

The Merger Agreement

The following is a summary of certain provisions of the Merger Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to Purchaser’s Tender Offer Statement on Schedule TO (the “Schedule TO”), which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—“Certain Information Concerning Parent, Purchaser and Certain Related Parties.” Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below.

You are encouraged to read the full text of the Merger Agreement because it is the legal document that governs the Merger and certain aspects of the Offer. The Merger Agreement has been provided solely to inform investors of its terms, and the summary below is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about the Company or the transactions contemplated by the Merger Agreement that are contained in public reports filed by us or the Company with the SEC. The representations, warranties and covenants contained in the Merger Agreement were made only for the purposes of such agreement and as of specific dates, were made solely for the benefit of the parties to the Merger Agreement and may be intended not as statements of fact, but rather as a way of allocating risk to one of the parties if those statements prove to be inaccurate. In addition, such representations, warranties and covenants may have been qualified by certain disclosures not reflected in the text of the Merger Agreement and may apply standards of materiality in a way that is different from what may be viewed as material by stockholders of, or other investors in, the Company. The Company’s stockholders and other investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

The Offer. The Merger Agreement provides that Purchaser will commence the Offer on or before September 23, 2013, and that, subject to the satisfaction or waiver of the Minimum Tender Condition, the Financing Condition and the other conditions that are described in Section 15—“Conditions of the Offer,” Parent will cause Purchaser to accept for payment, and Purchaser will accept for payment, all Shares validly tendered and not withdrawn promptly following the applicable Expiration Time of the Offer. The initial Expiration Time of the Offer will be midnight, New York City time, on October 9, 2013.

Terms and Conditions of the Offer. The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—“Conditions of the Offer.” The Offer conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer condition at any time and from time to time, in their sole discretion. Parent and Purchaser expressly reserve the right to increase the Offer Price or to waive or make any other changes in the terms and conditions of the Offer. However, without the prior written consent of the Special Committee, Purchaser shall not (i) reduce the number of Shares sought to be purchased in the Offer, (ii) reduce the Offer Price, (iii) change the form of consideration payable in the Offer, (iv) modify or amend the Tender Offer Conditions (other than to waive such Tender Offer Conditions), (v) decrease the time period during which the Offer shall remain open, (vi) impose additional conditions to the Offer or (vii) modify or amend any other term of the Offer, except for any amendment required to be made to be in compliance with any law, which amendment is not adverse in any material respect to the Company’s stockholders.

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Extensions of the Offer. Purchaser may, without the consent of the Company, extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the London Stock Exchange. So long as the Merger Agreement has not been terminated by its terms, Purchaser must extend the Offer for one or more successive periods of no more than ten (10) business days ending no later than the End Date if any conditions to the Offer, which are set forth on Annex I to the Merger Agreement (collectively, the “Tender Offer Conditions”), have not been satisfied or waived. However, we are not required to extend the Offer beyond December 9, 2013.

Recommendation. The Company has represented in the Merger Agreement that the Board of Directors has, based on the unanimous recommendation of the Special Committee, at a meeting duly called and held, unanimously (other than the Parent Directors, each of whom abstained) adopted resolutions: (i) determining that the terms of the Offer, the Merger and the other transactions contemplated by the Merger Agreement are fair and in the best interests of the Company and its stockholders (other than Parent, Purchaser and their affiliates), and declaring it advisable to enter into the Merger Agreement; (ii) approving the execution, delivery and performance of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (iii) recommending that the stockholders of the Company (other than Parent, Purchaser and their affiliates) tender their Shares in the Offer or otherwise approve the adoption of the Merger Agreement (the “Recommendation”); (iv) electing that the Offer, the Merger, the Merger Agreement and the transactions contemplated thereby, to the extent of the Board of Directors’ power and authority and to the extent permitted by law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations (collectively, “Takeover Laws”) of any jurisdiction that may purport to be applicable to the Offer, the Merger, this Agreement, or the transactions contemplated hereby and thereby; and (v) authorizing and approving the Top-Up Option and the issuance of the Top-Up Shares thereunder.

Top-Up. Pursuant to the Merger Agreement, the Company granted to Purchaser an irrevocable right to purchase up to a number of newly issued, fully paid and nonassessable Shares at a price per share equal to the Offer Price that, when added to the number of Shares owned directly or indirectly by Parent and Purchaser at the time of such exercise, will constitute one Share more than 90% of the Fully Diluted Share Number (after giving effect to the Top-Up). However, the Top-Up may not be exercised to purchase an amount of Shares in excess of the number of Shares authorized and unissued (treating Shares owned by the Company as treasury stock as unissued) and not otherwise reserved or committed for issuance at the time of exercise of the Top-Up. The Top-Up shall be exercisable only once, in whole but not in part, after the date and time on which Purchaser accepts the Shares validly tendered and not withdrawn pursuant to the Offer for payment (the “Acceptance Time”) and prior to the earlier to occur of (A) the Effective Time and (B) the termination of the Merger Agreement in accordance with its terms. The Top-Up is intended to expedite the timing of the completion of the Merger by permitting the Merger to occur pursuant to Delaware’s short-form merger statute. The Purchaser may exercise the Top-Up if the number of Shares tendered and not validly withdrawn in the Offer and accepted for purchase by Purchaser, when added to the number of Shares owned by Parent and Purchaser immediately following the consummation of the Offer, does not represent at least one more Share than 90% of the Fully Diluted Share Number. At the closing of the Top-Up (which shall take place simultaneously with, or as soon as reasonably practicable after, the consummation of the Offer), Purchaser shall pay to the Company the purchase price owed by Purchaser to the Company to purchase that number of newly issued, fully paid and nonassessable Shares required to effect the Top-Up, at Purchaser’s option, (i) in cash, by wire transfer of same-day funds, or (ii) by (x) paying in cash, by wire transfer of same-day funds, an amount equal to not less than the aggregate par value of the such newly issued Shares and (y) executing and delivering to the Company a promissory note, with such terms as specified in the Merger Agreement, having a principal amount equal to the aggregate purchase price pursuant to the Top-Up less the amount paid in cash. The promissory note (i) shall bear interest at a rate per annum equal to the prime lending rate prevailing from time to time during such period as published in the Wall Street Journal, (ii) shall mature on the first anniversary of the date of execution of the promissory note, (iii) shall be full recourse to Parent and Purchaser, (iv) may be prepaid, at any time, in whole or in part, without premium or penalty, and (v) shall have no other material terms. The Company shall cause to be issued to Purchaser a certificate representing the Top-Up Shares. Such certificates may include any legends that are required by federal or state securities laws.

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If, following the closing of the Offer, Parent and Purchaser own at least one Share more than 90% of the Fully Diluted Share Number, Parent, Purchaser and the Company shall take all necessary and appropriate action to consummate the Merger as a short-form merger as soon as practicable without a meeting of stockholders of the Company in accordance with the DGCL.

The Merger. The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with the DGCL, at the Effective Time:

•	Purchaser will be merged with and into the Company and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

•	the Company will be the Surviving Corporation in the Merger and will become a wholly-owned subsidiary of Parent; and

•	all of the properties, rights, privileges, powers and franchises of the Company and Purchaser will vest in the Surviving Corporation, and all of the claims, obligations, liabilities, debts and duties of the Company and Purchaser shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

In the event that the Minimum Tender Condition is not met, and in certain other circumstances, subject to the terms and conditions of the Merger Agreement, the parties may complete the Merger without the prior completion of the Offer, after the receipt of the Stockholder Approval (as defined below). Parent, as majority stockholder of the Company, may adopt the Merger Agreement and authorize the Merger pursuant to written consent. In such case, the consent of any other stockholder of the Company would not be required.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation. At the Effective Time, the Company’s certificate of incorporation and bylaws as in effect immediately prior to the Effective Time will be amended and restated in their entirety so as to read as set forth in the applicable exhibit to the Merger Agreement, and as so amended, will be the certificate of incorporation and bylaws of the Surviving Corporation. The directors and officers of Purchaser immediately prior to the Effective Time will become the directors and officers of the Surviving Corporation.

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Merger Closing Conditions. The obligations of Parent and Purchaser, on the one hand, and the Company, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by applicable law) the waiver of the following conditions:

•	the affirmative vote of holders of a majority of the voting power of the outstanding Shares for the adoption of the Merger Agreement (the “Stockholder Approval”) shall have been obtained, if required by applicable law;

•	Purchaser (or Parent on Purchaser’s behalf) shall have accepted for purchase the Shares validly tendered and not validly withdrawn pursuant to the Offer; and

•	no temporary or permanent order, decree, judgment or other ruling issued by any court of competent jurisdiction shall remain in effect preventing or prohibiting the consummation of the Merger.

Merger Consideration. At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time, other than Shares owned by Parent or Purchaser immediately prior to the Effective Time, or Shares owned by any stockholder of the Company who is entitled to and properly exercises appraisal rights under the DGCL, will automatically be converted into the right to receive the Merger Consideration. All Shares converted into the right to receive the Merger Consideration shall automatically be canceled and cease to exist.

Payment for the Company Shares. Before the Merger closing, Parent will designate a bank or trust company reasonably acceptable to the Company to make payment of the Merger Consideration (which we refer to as the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, in trust with the Paying Agent, cash in an amount sufficient to pay the aggregate Merger Consideration to the stockholders.

As promptly as reasonably practicable after the Effective Time, but in no event more than two (2) business days following the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of Share Certificates a letter of transmittal and instructions for use in effecting the surrender of Share Certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to the stockholders upon receipt of (1) surrendered certificates representing the Shares and (2) a signed letter of transmittal and such other documents as may be reasonably required by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration. The Paying Agent is entitled to reduce the amount of any Merger Consideration payable to the stockholders by any applicable withholding taxes.

If any cash deposited with the Paying Agent is not claimed within 12 months following the Effective Time, such cash will be returned to Parent, upon demand, and any holders of Share Certificates who have not theretofore complied with Share Certificate exchange procedures in the Merger Agreement shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claims for the Merger Consideration.

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The transmittal instructions will include instructions for the stockholders whose Share Certificates have been lost, stolen or destroyed. Such stockholders will have to provide an affidavit to that fact and, if required by the Paying Agent or Parent, post a bond in an amount that Parent or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the Share Certificate.

Representations and Warranties. The Merger Agreement contains representations and warranties made by the Company to Parent and Purchaser and representations and warranties made by Parent and Purchaser to the Company. The purpose of this summary of the Merger Agreement is to provide the Company’s stockholders with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about the Company, Parent or Purchaser in the Company’s or Parent’s public reports filed with the SEC. In particular, the assertions embodied in the representations and warranties in the Merger Agreement are qualified by information in confidential disclosure schedules provided by the Company to Parent and Purchaser and by Parent to the Company in connection with the signing of the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk among the Company, Parent and Purchaser, rather than establishing matters of fact. Accordingly, the representations and warranties in the Merger Agreement may not constitute the actual state of facts about the Company, Parent or Purchaser. The Company’s stockholders are not third-party beneficiaries of the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent, Purchaser or any of their respective subsidiaries or affiliates.

In the Merger Agreement, the Company has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

•	corporate matters related to the Company, such as organization, qualification, standing and corporate power;

•	its subsidiaries;

•	its capital stock and investments in other entities;

•	authority to enter into, and the enforceability of, the Merger Agreement and the Company’s obligations thereunder;

•	required consents and approvals, and no violation of agreements, governance documents or laws;

•	the absence of certain changes or events;

•	the absence of investigations and litigations;

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•	the accuracy of the documents relating to the Offer, Schedule 14D-9, information statement and certain other documents that may be filed by the Company in connection with the Merger Agreement;

•	the opinion of the Company’s financial advisor;

•	the vote required for the approval of the Merger Agreement and the Merger; and

•	finders’ and brokers’ fees and expenses.

Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, a “Company Material Adverse Effect,” as it relates to the Company, means any event, change, occurrence, development, circumstance or effect (each, an “Event”) that (a) had, or would reasonably be expected to have, a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, but does not include: (i) an Event to the extent resulting from (A) changes in general legal, tax, economic, political and/or regulatory conditions, including any changes generally effecting the securities, credit or financial markets in general, (B) an Event generally affecting the industry or industries in which the Company and its subsidiaries primarily operate, including general changes in law or regulation across such industries, (C) the announcement of the Merger Agreement and the transactions contemplated thereby (including the Offer and the Merger), including as a result of the identity of Parent or any of its affiliates as the acquirer of the Company including any impact such announcement of pendency has on the Company’s employees, customers and suppliers, (D) the taking of any specific action required by the Merger Agreement, or action taken, or failure to act, to which Parent has consented in writing, (E) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing on the date of the Merger Agreement, (F) changes in applicable law or GAAP or the interpretation thereof or (G) any event, condition or circumstance of which Parent or Purchaser has Knowledge as of the date of the Merger Agreement; or (ii) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions for any period, in and of itself; or (b) would prevent or materially impede, interfere with, hinder or delay the consummation by the Company of the Offer, the Merger or the other transactions contemplated by the Merger Agreement.

In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to the Company with respect to, among other things:

•	corporate matters related to Parent and Purchaser, such as organization, qualification, standing and corporate power;

•	authority to enter into, and the enforceability of, the Merger Agreement and Purchaser’s and Parent’s obligations thereunder;

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•	required consents and approvals, and no violation of agreements, governance documents or laws;

•	the absence of certain investigations and litigation;

•	the accuracy of the documents relating to the Offer filed by Parent with the SEC;

•	the availability of funds to complete the Offer and the Merger and Parent’s receipt of financing commitments;

•	the solvency of the Surviving Corporation after the Effective Time;

•	Parent’s ownership of Purchaser and the lack of any right held by any other person to acquire an interest in Purchaser; and

•	finders’ and brokers’ fees and expenses.

Conduct of Business of the Company. The Merger Agreement provides that, except as set forth in the disclosure schedules to the Merger Agreement, required by the Merger Agreement, required by law or the regulations or requirements of the London Stock Exchange, or agreed to in writing by Parent, during the period from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, the Company shall, and cause its subsidiaries to, conduct their business in the ordinary course of business consistent with past practice.

No Solicitation. The Company has agreed that, subject to exceptions described below, at all times from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, the Company will not, will cause its subsidiaries not to and use reasonable best efforts to cause its representatives not to:

•	solicit, initiate or facilitate any inquiry, proposal or offer that constitutes, or could reasonably be expected to lead to, an Alternative Proposal (as defined below);

•	participate in any way in discussions or negotiations with, or furnish any non-public information to, any person in connection with or for the purpose of facilitating any Alternative Proposal or any inquiry, proposal or offer that could reasonably be expected to lead to an Alternative Proposal;

•	other than the Offer and the Merger, approve or recommend any Alternative Proposal;

•	enter into any agreement or letter of intent with respect to any Alternative Proposal; or

•	resolve, propose or agree to do any of the foregoing.

The Company must, and must cause its representatives and subsidiaries to, immediately cease all discussions with any person with respect to any Alternative Proposal, and promptly deliver a written notice to any person that entered into a confidentiality agreement in anticipation of potentially making an Alternative Proposal requesting the prompt return or destruction of all confidential information.

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Despite these restrictions, if the Company has received an unsolicited bona fide written Alternative Proposal prior to the Acceptance Time from a third party (which Alternative Proposal does not arise out of any material breach of the Company’s non-solicitation covenant) and the Board of Directors (acting through the Special Committee) determines, after consultation with its financial advisor and outside legal advisor, that such Alternative Proposal constitutes a Superior Proposal or would reasonably be expected to result in a Superior Proposal, the Company may:

•	participate in any discussions or negotiations with such third party; or

•	provide any non-public information to such third party only if, prior to providing such information, the Company has received from such person an executed confidentiality agreement with customary terms and conditions, provided that the Company must promptly make available to Parent any non-public information that is provided to such third party which was not previously provided or made available to Parent.

In addition, the Company has agreed that it must promptly (and, in any event, no later than one (1) business day of the Company’s knowledge of any such event) notify Parent if (i) any inquiries, proposals or offers with respect to an Alternative Proposal are received by, (ii) any non-public information is requested from or (iii) any discussions are sought to be initiated or continued with, the Company or any of its subsidiaries or representatives indicating the identity of the person making such inquiry, offer or proposal and the material terms and conditions thereof and thereafter must keep Parent reasonably informed, on a prompt basis, of any material developments or modifications to the terms of any such inquiries, proposals or offers and the status of any such material discussions.

Change of Recommendation. The Board of Directors agrees not to take any of the following actions, resolutions or agreements (each, a “Change of Recommendation”):

•	withdraw, qualify or modify in any manner adverse to Parent or Purchaser the Recommendation with respect to the Offer or the Merger;

•	approve or recommend an Alternative Proposal;

•	fail to publicly recommend against any Alternative Proposal within ten (10) business days after Parent so requests in writing;

•	fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Alternative Proposal subject to Regulation 14D under the Exchange Act within ten (10) business days after the commencement of such Alternative Proposal;

•	fail to include the Recommendation in the Schedule 14D-9 or an information statement, if applicable; or

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•	enter into any letter of intent, memorandum of understanding or similar document or contract relating to any Alternative Proposal (other than a confidentiality agreement with customary terms and conditions).

Additionally, the Board of Directors must not cause or permit the Company or any of its subsidiaries to enter into any definitive contract with respect to an Alternative Proposal (other than a confidentiality agreement with customary terms and conditions).

Despite these restrictions, at any time prior to the Acceptance Time:

•	in response to an unsolicited bona fide written Alternative Proposal (which did not arise out of a material breach of the Company’s non-solicitation covenant) from any person that is not withdrawn and that the Board of Directors (acting through the Special Committee) concludes constitutes a Superior Proposal, (x) the Board of Directors (acting through the Special Committee) may effect a Change of Recommendation with respect to such Superior Proposal or (y) the Company may terminate the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal; or

•	the Board of Directors (acting through the Special Committee) may, if it determines, after consultation with outside counsel, that failure to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law, take any of the actions described in the first, third or fifth bullets contained under “Change of Recommendation” immediately above (each, an “Other Change of Recommendation”);

provided, however, that:

•	the Company shall not exercise its right to terminate the Merger Agreement to accept a Superior Proposal or effect a Change of Recommendation with respect to a Superior Proposal unless (1) the Board of Directors (acting through the Special Committee) concludes, after consultation with its financial advisors and outside legal advisors, that the failure of the Board of Directors to do so would be inconsistent with the exercise of the fiduciary duties of the Board of Directors to the Company’s stockholders under applicable law, (2) the Company has complied in all material respects with all of its obligations under the non-solicitation covenant, (3) the Company has provided prior written notice to Parent at least three (3) business days in advance (the “Notice Period”), to the effect that the Board of Directors (acting through the Special Committee) has concluded that the Alternative Proposal constitutes a Superior Proposal and the Board of Directors (acting through the Special Committee) has determined to effect a Change of Recommendation or to terminate the Merger Agreement, which notice must specify the identity of the person making the Superior Proposal, the material terms thereof and copies of all relevant documents relating to such Superior Proposal, (4) prior to effecting such Change of Recommendation or termination, the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent and its representatives in good faith to make such adjustments in the terms of the Merger Agreement, so that such Alternative Proposal would cease to constitute a Superior Proposal; provided that in the event of any material revisions to the Alternative Proposal that the Board of Directors (acting through the Special Committee) has determined to be a Superior Proposal, the Company is required to deliver a Determination Notice (as defined below) to Parent and to comply with its non-solicitation covenant with respect to such new Determination Notice and the revised Superior Proposal contemplated thereby and (5) if the Company terminates the Merger Agreement to enter into an alternative acquisition agreement with respect to such Superior Proposal, the Company shall concurrently pay Purchaser the Termination Fee; and

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•	no Other Change of Recommendation may be made unless (1) the Company shall have provided prior written notice (“Determination Notice”) to Parent for at least the Notice Period to the effect that the Board of Directors has determined to effect an Other Change of Recommendation, which notice shall specify the reasons therefor in reasonable detail (and provided that any material change to the facts and circumstances relating to such Other Change of Recommendation shall require a new notice and a new Notice Period), (2) prior to effecting such Other Change of Recommendation, the Company shall, during the Notice Period, negotiate with Parent to make such adjustments in the terms and conditions of the Merger Agreement in such a manner that failure to make such Other Change of Recommendation would no longer be inconsistent with the exercise of the fiduciary duties of the Board of Directors under applicable Law and (3) at or following the end of such Notice Period, the Board of Directors concludes in good faith, after consultation with its outside legal advisors, that failure to make such Other Change of Recommendation (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent) would be inconsistent with the exercise of the fiduciary duties of the Board of Directors under applicable law.

No Change of Recommendation or Other Change of Recommendation will change the approval of the Board of Directors for purposes of causing any Takeover Laws to be inapplicable to the transactions contemplated by the Merger Agreement.

Nothing in the Merger Agreement prohibits the Company or the Board of Directors from disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act.

The Company agrees that if any of its subsidiaries or representatives takes any action which, if taken by the Company, would constitute a breach of the Company’s non-solicitation covenant, the Company will be deemed to be in breach of its non-solicitation covenant.

For purposes of this Offer to Purchase and the Merger Agreement:

•	the term “Alternative Proposal” means any inquiry, proposal or offer made by any person (other than Parent and its subsidiaries) relating to (1) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation or similar transaction involving the Company, (2) any tender offer or exchange offer or other transaction that, if consummated, would result in any person beneficially owning 15% or more of any class of outstanding equity interests in the Company or any of its subsidiaries (by vote or by value), (3) the acquisition or licensing by any person of assets representing 15% or more of the consolidated assets, net revenues or net income of the Company and its subsidiaries, taken as a whole (including equity interests of its subsidiaries), or (4) the acquisition by any person of 15% or more of the total voting power or of any class of equity interests of the Company or any of its subsidiaries; and

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•	the term “Superior Proposal” means a bona fide written Alternative Proposal (with all percentages included in the definition of Alternative Proposal increased to 51%) not arising out of any material violation of the Company’s non-solicitation covenant, which the Board of Directors (acting through the Special Committee) determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into consideration, among other things, all of the legal, financial, regulatory and other aspects of such Alternative Proposal and the Merger Agreement (in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Parent prior to the time of determination) (i) is reasonably likely to be consummated in accordance with its terms and (ii) would result in a transaction that is more favorable to the holders of Shares from a financial point of view than the Offer or the Merger and the other transactions contemplated by the Merger Agreement (after taking into account the expected timing and risk and likelihood of consummation).

Financing Efforts. Each of Parent and Purchaser shall use its reasonable best efforts to obtain financing on the terms and conditions described in the commitment letter dated as of September 5, 2013 between Parent and Park Bank (the “Debt Commitment Letter”), providing for the debt financing described therein (the “Financing Commitments”) (or on terms no less favorable to Parent and Purchaser with respect to conditionality and amount thereof) including to commence an action for specific performance to obtaining such financing. Each of Parent and Purchaser shall use its reasonable best efforts to (i) maintain in effect the Financing Commitments and to negotiate and enter into definitive agreements with respect to the Debt Commitment Letter on the terms and conditions contained therein, (ii) to satisfy on a timely basis all conditions applicable to it in such definitive agreements that are within its control, (iii) upon satisfaction of such conditions, to consummate the financing at or prior to the Acceptance Date (with respect to amounts required to consummate the Offer) and the Closing (with respect to amounts required to consummate the Merger and make any other payments due at such time in accordance with the terms thereof) and (iv) to comply with its obligations under the Financing Commitments.

The Company has agreed to, and to use its reasonable best efforts to cause its representatives to, provide such cooperation as Parent may reasonably request and that is customary in connection with the arrangement of debt and equity financings in acquisition transactions.

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Efforts to Close the Transaction. In the Merger Agreement, each of the Company, Parent and Purchaser agree to use its reasonable best efforts to take all actions reasonably necessary, proper or advisable under the Merger Agreement and applicable law to consummate and make effective the Offer, the Merger and the other transactions contemplated by the Merger Agreement, including (i) preparing and obtaining all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities, (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) satisfying the Tender Offer Conditions and the conditions to the consummation of the Merger, (iv) defending any lawsuits or other legal proceedings challenging the Merger Agreement or the consummation of the Offer and the Merger and the other transactions contemplated by the Merger Agreement and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Obligations with Respect to Stockholder Approval. In the event that the Stockholder Approval is required under the terms of the DGCL, upon request by Parent and Purchaser no later than 10 days after expiration of the Offer, the Company shall obtain the Stockholder Approval by written consent of Parent and Purchaser. The Company shall prepare and file an information statement which shall contain the Recommendation. The Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws with respect to such written consent.

Takeover Statute. If any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws becomes applicable to the transactions contemplated by the Merger Agreement, each of the Company and Parent and the members of their respective boards of directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by the Merger Agreement.

Indemnification and Insurance. Parent and Purchaser have agreed that all rights of indemnification under certain indemnification agreements will survive the Merger and continue in full force and effect in accordance with their respective terms, and such indemnification agreements will be assumed by the Surviving Corporation. For not less than six (6) years after the Effective Time, Parent has agreed to cause the certificate of incorporation and bylaws of the Surviving Corporation to contain provisions no less favorable with respect to indemnification and exculpation and advancement of expenses than are set forth as of the date of the Merger Agreement in the Company’s certificate of incorporation and bylaws.

In addition, for not less than six (6) years from the Effective Time, Parent has agreed to and will cause the Surviving Corporation to indemnify and hold harmless each current and former director or officer of the Company to the same extent such persons are indemnified as of the date of the Merger Agreement by the Company pursuant to the Company’s certificate of incorporation and bylaws or under certain indemnification agreements for acts or omissions occurring at or prior to the Effective Time and to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of the Merger Agreement and the consummation of the transactions contemplated thereby.

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For six (6) years from the Effective Time, the Surviving Corporation must provide to the Company’s current directors and officers an insurance and indemnification policy that provides coverage with respect to any matter claimed against such person by reason of him or her serving in such capacity on terms for events occurring before the Effective Time that is no less favorable than the Company’s existing policies in effect as of the date of the Merger Agreement; provided that in no event will the aggregate premiums be in excess of 300% of the current aggregate annual premiums paid by the Company for such purpose, but in such case Parent will maintain policies of directors and officers insurance and indemnification as closely approximating the terms of the policies existing on the date of the Merger Agreement as are obtainable for an aggregate annual premium not to exceed 300% of the last annual premium paid prior to the date of the Merger Agreement. If prepaid policies have been obtained prior to the Effective Time by Parent or the Company (with consent of Parent), Parent must, and must cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, must assume all such indemnification and insurance obligations.

Stockholder Litigation. In the event of any stockholder litigation with respect to the transactions contemplated by the Merger Agreement which has been initiated or, to the knowledge of the Company, threatened in writing, the Company must promptly notify Parent of any such litigation and shall keep Parent reasonably informed with respect to the status thereof. None of the Company or its subsidiaries or Representatives may compromise, settle, come to an arrangement, or agree to or consent to do any of the foregoing, unless Parent has first consented in writing.

Other Covenants. The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements and access to information and tax matters.

Termination of the Merger Agreement. The Merger Agreement may be terminated and the Offer or the Merger may be abandoned at any time:

•	by mutual written consent of Parent and the Company at any time prior to the Effective Time;

•	by either Parent or the Company prior to the Acceptance Time if the Acceptance Time shall not have occurred on or before the End Date; provided, that if the Merger is to be consummated pursuant to written consent of Parent and Purchaser, the “End Date” shall be deemed to be the date ninety (90) days after delivery of such written consent to the Company; provided further, that this right is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that shall have caused the failure of the Acceptance Time to occur on or before such date;

•	by either Company or Parent prior to the Acceptance Time in the event that the Offer expires or is terminated in accordance with its terms without any Shares being purchased thereunder; provided that this right is not available to any party that has breached its obligations under the Merger Agreement in any material respect that resulted in the failure of the Shares to be purchased pursuant to the Offer;

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•	by either Parent or the Company prior to the Effective Time if a governmental entity enacts, issues or enters any law prohibiting or making illegal the acceptance for payment of or payment for Shares or the consummation of the Offer or the Merger and, in the case of any such law that is an injunction or order, such law must have become final and non-appealable; provided that this right is not available to any party that has breached in any material respect its obligations under the Merger Agreement in any manner that has caused, or resulted in, the enactment, issuance or entry of any such law;

•	by the Company prior to the Acceptance Time if Parent or Purchaser has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Closing or prevent or materially impair the ability of Parent or Purchaser to satisfy the Tender Offer Conditions or the conditions precedent to the Merger, or to consummate the Merger, the Offer and the other transactions contemplated by the Merger Agreement and (ii) either cannot be cured by the End Date or has not been cured after the Company gives Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate the Merger Agreement and the basis for such termination;

•	by Parent prior to the Acceptance Time if the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (i) would result in a failure of a Tender Offer Condition and (ii) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, delivered at least thirty (30) days prior to such termination, stating Parent’s intention to terminate the Merger Agreement and the basis for such termination;

•	by the Company prior to the Acceptance Time if (i) the Board of Directors (acting through the Special Committee) has concluded that an Alternative Proposal constitutes a Superior Proposal, (ii) the Company has complied in all material respects with its non-solicitation covenants and (iii) immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such Superior Proposal; provided that the termination is conditioned on and subject to the payment by the Company to Parent of the Termination Fee (as defined below); or

•	by Parent prior to the Acceptance Time if (i) the Board of Directors makes a Change of Recommendation or Other Change of Recommendation; provided, that Parent’s right to terminate shall expire ten (10) business days after the date upon which such Change of Recommendation or Other Change of Recommendation is made; (ii) the Board of Directors (acting through the Special Committee) approves any Alternative Proposal or resolves or agrees to take any such action or (iii) the Company has willfully breached in any material respect its obligations under the non-solicitation covenant.

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Effect of Termination. If the Merger Agreement is terminated in accordance with its terms, it will become void and have no effect and there shall be no liability or obligation on the part of Parent, Purchaser or the Company or their respective subsidiaries, officers, directors and representatives (subject to certain provisions surviving such termination); provided that nothing in the Merger Agreement relieves the Company, Parent or Purchaser from liability for any willful and material breach of any of its representations, warranties, covenants or agreements set forth in the Merger Agreement.

Termination Fee. For purposes of this Offer to Purchase and the Merger Agreement, the term “Termination Fee” means $535,000 in cash, which amount may become payable by the Company to Parent in certain circumstances described below.

In the event the Merger Agreement is terminated by the Company prior to the Acceptance Time if (i) the Board of Directors (acting through the Special Committee) has concluded that an Alternative Proposal constitutes a Superior Proposal, (ii) the Company has complied in all material respects with its non-solicitation covenants and (iii) immediately after the termination of the Merger Agreement, the Company enters into an alternative acquisition agreement with respect to such Superior Proposal, then the Company must pay the Termination Fee to Parent prior to or concurrent with such termination.

In the event the Merger Agreement is terminated by Parent prior to the Acceptance Time if (i) the Board of Directors makes a Change of Recommendation or Other Change of Recommendation, (ii) the Board of Directors approves any Alternative Proposal or resolves or agrees to take any such action or (iii) the Company has willfully breached or is deemed to have willfully breached in any material respect its obligations under the non-solicitation covenant, then the Company must pay promptly, but in any event within two (2) business days after the date of such termination, an aggregate amount in cash equal to the out-of-pocket fees and expenses of Parent incurred in connection with the negotiation and execution of the Merger Agreement and the transactions contemplated thereby; provided that such amount shall not exceed $350,000 in the aggregate.

In the event that (i) after the date of the Merger Agreement, an Alternative Proposal is publicly announced or made known to the Special Committee and not bona fide publicly and irrevocably withdrawn, (ii) thereafter, the Merger Agreement is terminated (A) by Parent if the Company has breached or failed to perform any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform (1) would result in a failure of a Tender Offer Condition and (2) either cannot be cured by the End Date, or has not been cured after Parent gives the Company written notice, (B) by either Parent or the Company if the Acceptance Time shall not have occurred on or before the End Date or (C) by either Parent or the Company prior to the Acceptance Time in the event the Offer expires or is terminated without any Shares being purchased thereunder, and (iii) at any time after the execution of the Merger Agreement and prior to the date that is twelve (12) months after such termination, an Alternative Proposal (which, for purposes of this clause (iii) will have the meaning assigned above except that all references to “15%” therein will be deemed to be references to “50%”) is consummated or a definitive agreement related to an Alternative Proposal is entered into which is subsequently consummated, then in any such event the Company must pay the Termination Fee to Parent prior to or concurrently with the consummation of such transaction.

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Specific Performance. Each party to the Merger Agreement is entitled to an injunction to prevent breaches of the Merger Agreement or to enforce specifically the performance of the terms and provisions of the Merger Agreement in addition to any other remedy to which such party is entitled at law or in equity.

Fees and Expenses. Except with respect to the Termination Fee, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, the Merger Agreement and all transactions contemplated thereby shall be paid by the party incurring or required to incur such expenses.

Amendment. The Merger Agreement may be amended at any time prior to the Effective Time by the Company, Parent and Purchaser; provided that after any approval of the Merger Agreement by the Company’s stockholders, if applicable, no amendment will be made that by law requires further approval by the Company’s stockholders without obtaining the further approval of such stockholders.

Governing Law. The Merger Agreement shall be governed by Delaware law.

Support Agreements

Concurrently with the execution of the Merger Agreement, and in consideration thereof, certain directors and officers of the Company and other direct or indirect equityholders of Parent (collectively, the “Supporting Stockholders”), entered into Support Agreements with the Company, Parent and Purchaser (the “Support Agreements”). Collectively, as of September 9, 2013, the Supporting Stockholders party to the Support Agreements have ownership of an aggregate of 934,714 shares, representing approximately 4.7% of the Company’s issued and outstanding Shares as of September 9, 2013.

Pursuant to the Support Agreements, each of the Supporting Stockholders agreed, among other things, subject to the termination of the Support Agreements or the Offer (i) to validly tender or cause to be tendered (and not withdraw) in the Offer all shares beneficially owned or thereafter acquired (collectively, the “Subject Shares”) by such Supporting Stockholder pursuant to and in accordance with the Offer, (ii) as promptly as practicable, but no later than ten (10) business days after the commencement of the Offer, to deliver pursuant to the terms of the Offer a letter of transmittal (as well as any other documents or instruments required to be delivered pursuant to the Offer) with respect to such Supporting Stockholder’s Subject Shares, (iii) to vote such Supporting Stockholder’s Subject Shares at every meeting of the Company’s stockholders (and every adjournment or postponement thereof) (A) in favor of the adoption of the Merger Agreement and the transactions contemplated thereby and any other matter necessary for the consummation of the consummation of the transactions contemplated by the Merger Agreement and (B) against (1) any agreement or arrangement related to any Acquisition Proposal, other than the Merger, (2) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of the Company’s subsidiaries and (3) any action that would materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transactions contemplated by the Merger Agreement, (iv) to irrevocably appoint Purchaser as attorney and proxy to vote and otherwise act (by written consent or otherwise) with respect to all Subject Shares that such Supporting Stockholder is entitled to vote at any meeting of stockholders of the Company in accordance with clause (iii) above (subject to certain exceptions), (v) not to transfer any of such Supporting Stockholder’s Subject Shares, other than in accordance with the terms and conditions set forth in the Support Agreement, (vi) not to grant any proxy, power of attorney or other authorization with respect to the Subject Shares, (vii) not to deposit into a voting trust or enter into a voting agreement or other arrangement with respect to the Subject Shares and (viii) not to take or permit any other action that would in any way restrict, limit or interfere with the performance of such Supporting Stockholder’s obligations under, or the transactions contemplated by, the Support Agreements.

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The Support Agreements will terminate upon the earliest of (i) the termination of the Merger Agreement, (ii) the Effective Time or (iii) a reduction of the Offer Price.

The foregoing summary of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the form of Support Agreement, a copy of which is filed as Exhibit (d)(4) to the Schedule TO, which is incorporated herein by reference.

12.	Purposes and Reasons for the Offer; Plans for the Company After the Offer and Merger

Purposes and Reasons for the Offer

The purpose of the Offer is for Purchaser to acquire for cash as many Shares as necessary for Purchaser to own at least 90% of the issued and outstanding Shares as a first step in acquiring all of the equity interests in the Company not owned by Parent and Purchaser. The acquisition of Shares not owned by Parent or Purchaser has been structured as a cash tender offer and if successful, will be followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Purchaser and provide the Company’s stockholders with cash for all of their Shares as promptly as practicable.

Under Section 267 of the DGCL, once Purchaser owns at least 90% of the outstanding Shares, Purchaser could effect the Merger without a vote of, or prior notice to, the Company’s stockholders or Board of Directors. Pursuant to the Merger, each then outstanding Share (other than Shares owned by Purchaser or Shares, if any, that are held by stockholders who are entitled to and who properly exercise appraisal rights under Delaware law), would be converted pursuant to the terms of the Merger into the right to receive the same amount of cash consideration as is paid in the Offer.

Parent and Purchaser believe that as a privately held corporation, the Company will have greater operating flexibility to manage its business and benefit from the reduction of expenses associated with being a public company. Parent and Purchaser anticipate that the decrease in costs associated with being a public company (for example, as a privately held entity, the Company would no longer be required to file quarterly, annual or other periodic reports with the SEC, publish and distribute to its stockholders annual reports and proxy statements, or comply with certain provisions of the Sarbanes-Oxley Act of 2002) should result in savings of approximately $400,000 per year. In addition, the burdens on management associated with public reporting and other tasks resulting from the Company’s public company status, including for example, the dedication of time by and resources of the Company’s management and Board of Directors to stockholder inquiries and investor and public relations, will be eliminated.

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Plans for the Company After the Offer and Merger

Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of the Company will continue substantially as they are currently being conducted. Parent will continue to evaluate the business and operations of the Company during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing. We expressly reserve the right to make any changes that we deem necessary, appropriate or convenient in light of our review or future developments.

Dissenters’ Appraisal Rights

No appraisal rights are available to holders of Shares in connection with the Offer. However, if the Merger is consummated, holders of Shares (the “Appraisal Shares”) at the Effective Time who have not voted in favor of the Merger or consented thereto in writing, and who otherwise comply with the applicable statutory procedures under Section 262 of the DGCL will be entitled to receive a judicial determination of the fair value of such holder’s Shares (exclusive of any element of value arising from the expectation or effectuation of the Merger) and to receive payment of such judicially determined amount in cash, together with such rate of interest, if any, as the Delaware court may determine for the Appraisal Shares. Unless the Delaware court in its discretion determines otherwise for good cause shown, this rate of interest will be five percent over the Federal discount rate (including any surcharge) as established from time to time between the Effective Time and the date of payment and will be compounded quarterly.

Any such judicial determination of the fair value of such Shares could be based upon considerations other than or in addition to the price paid in the Offer and the market value of the Shares. Stockholders should recognize that the value so determined could be higher or lower than the Offer Price and the Merger Consideration. Moreover, we or the Company may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of the Appraisal Shares is less than the Offer Price and the Merger Consideration. Stockholders also should note that investment banking opinions as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the Offer and the Merger, are not opinions as to fair value under Section 262 of the DGCL.

If any holder of Appraisal Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses its rights to appraisal as provided in the DGCL, the Appraisal Shares of such stockholder will be converted into the right to receive from the Purchaser the Merger Consideration, without interest and subject to any required withholding taxes, in accordance with the Merger Agreement. A stockholder may withdraw a demand for appraisal by delivering to the Company a written withdrawal of the demand for appraisal and acceptance of the Merger in accordance with Section 262 of the DGCL.

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The foregoing discussion is not a complete statement of law pertaining to appraisal rights under Delaware law or a statement of the procedures to be followed by stockholders desiring to exercise such appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which is set forth in Schedule C hereto, which stockholders are encouraged to read for a more complete discussion, and other applicable law. Any stockholder who considers demanding appraisal is advised to consult legal counsel. The preservation and exercise of appraisal rights require strict and timely adherence to the applicable provisions of Delaware law. Failure to comply with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Appraisal rights cannot be exercised at this time. The information set forth above is for informational purposes only with respect to alternatives available to stockholders if the Merger is consummated. Stockholders who will be entitled to appraisal rights in connection with the Merger will receive additional information concerning appraisal rights and the procedures to be followed in connection therewith before the stockholders have to take any action relating thereto.

Stockholders who tender Shares pursuant to the Offer (or otherwise sell their Shares prior to the Merger) will not be entitled to exercise appraisal rights with respect thereto but, rather, will receive the price paid therefor in the Offer or other transaction.

Except as described above or elsewhere in this Offer to Purchase, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving the Company or any of its subsidiaries (such as a merger, reorganization, liquidation, relocation of any operations or sale or other transfer of a material amount of assets), (ii) any sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any material change in the Board of Directors or management of the Company, (iv) any material change in the Company’s capitalization or dividend policy or (v) any other material change in the Company’s corporate structure or business. For information regarding our plans with respect to Exchange Act registration and listing of the Shares on the London Stock Exchange, see Section 13—“Certain Effects of the Offer and Merger.”

Going Private Transaction

The SEC has adopted Rule 13e–3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Offer or the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Purchaser seeks to acquire the remaining Shares not held by it. Purchaser and the Company believe that Rule 13e–3 is not be applicable to the Offer because currently, the Shares are held by fewer than 300 holders of record and are eligible for deregistration under the Exchange Act. Further, Purchaser and the Company believe that Rule 13e-3 will not be applicable to the Merger because it is anticipated that the Merger will be effected within one (1) year following the consummation of the Offer and, in the Merger, stockholders will receive the same price per Share as paid in the Offer. Rule 13e–3 requires, among other things, that certain financial information concerning the Company and certain information relating to the fairness of the proposed transaction and the consideration offered to minority stockholders be filed with the SEC and disclosed to stockholders prior to consummation of the transaction.

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13.	Certain Effects of the Offer and Merger

Market for the Shares. The consummation of the Offer and the Merger will increase Parent’s direct and indirect equity interest in the Company to 100%. Accordingly, Parent and Purchaser will be entitled to all of the benefits resulting from 100% ownership of the Company, including all income generated by the Company’s operations, any future increase in the value of the Company and all of the estimated savings relating to the Company no longer being a public company. Similarly, Parent and Purchaser will also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the Offer and Merger. As a result of the consummation of the Offer and the Merger, former stockholders of the Company (other than Parent and Purchaser) will not have the opportunity to participate in these benefits and risks, among others.

The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than Purchaser. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price. In addition, after the Merger, the Company will be a privately-held corporation and there will be no public market for the Shares.

London Stock Exchange Listing. The Shares are currently listed on AIM, a market operated by the London Stock Exchange, under the symbol “TAM.” Following the Offer and the Merger, the Shares will no longer be listed on AIM.

If the Offer is completed, but the Merger is not consummated, then the Shares will continue to be listed on AIM unless the Company or AIM acts to delist the Shares, in compliance with any applicable rules or agreements. If the Shares were to be de-listed, then the market for Shares would be adversely affected. It is possible that the Shares would continue to trade on another securities exchange (other than AIM) or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price. Furthermore, trading in the Shares will cease following consummation of the Merger if trading has not ceased earlier as discussed above.

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Exchange Act Registration. The Shares currently are registered under the Exchange Act. Currently, the Shares are held by fewer than 300 holders of record and are eligible for deregistration under the Exchange Act notwithstanding the effects of the Offer and Merger.

Registration of the Shares may be terminated by the Company upon application to the SEC if the outstanding Shares are not listed on a “national securities exchange” and if there are fewer than 300 holders of record of Shares. We intend to seek to cause the Company to apply for termination of registration of the Shares as soon as possible after consummation of the Offer. Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares. Furthermore, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act was terminated, the Shares would no longer be eligible for stock exchange listing.

If registration of the Shares is not terminated prior to the Merger, then the registration of the Shares under the Exchange Act will be terminated following completion of the Merger.

If for some reason the Merger does not take place but we purchase all of the tendered Shares, but not all of the Shares issued and outstanding, the Company may continue to be required to make filings with the SEC and otherwise comply with the rules of the SEC relating to publicly held companies pursuant to the requirements in the Investor Rights Agreement.

Margin Regulations. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (which we refer to as the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit using such Shares as collateral. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer, the Shares may no longer constitute “margin securities” for the purposes of the margin regulations of the Federal Reserve Board, in which event the Shares would be ineligible as collateral for margin loans made by brokers.

Material U.S. Federal Income Tax Effects. See Section 5—“Certain United States Federal Income Tax Consequences” for a discussion of the material United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

14.	Dividends and Distributions

As discussed in Section 11—“The Merger Agreement; Other Agreements,” the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of Parent, the Company will not, and will not allow its subsidiaries to, authorize or pay any dividends on or make any distribution with respect to the outstanding Shares.

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15.	Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) promulgated under the Exchange Act (relating to Parent’s obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), neither Parent nor Purchaser shall be required to accept for payment, and shall not be obligated to pay for any validly tendered and not withdrawn Shares or may, but only to the extent permitted by the Merger Agreement, delay the acceptance for payment of any tendered Shares if: (i) the Minimum Tender Condition has not been satisfied, (ii) Parent and Purchaser shall not have received the proceeds of the financing as contemplated by the Financing Commitments, or (iii) at any time after the date of the Merger Agreement and before the expiration of the Offer, any of the following events shall occur and be continuing:

•	a court of competent jurisdiction or other governmental entity has enacted, issued, promulgated, enforced or entered any law, order, decree, judgment, injunction or other ruling, in any case which is in effect and which prevents, prohibits or makes illegal the consummation of the Merger or the Offer;

•	the representations and warranties of the Company set forth in the Merger Agreement (disregarding all qualifications and exceptions regarding knowledge, materiality or Material Adverse Effect), shall not be true and correct in each case at and as of the date of the Merger Agreement or at and as of the Expiration Date as though made at and as of the Expiration Date (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that (i) the representations and warranties of the Company relating to corporate organization and qualifications and finders or brokers shall be true and correct in all material respects and (ii) the representations and warranties regarding capitalization, corporate authority to enter into the Merger Agreement, absence of certain changes or events, opinions of financial advisors and required vote of Company stockholders shall be true and correct in all respects;

•	the Company shall not have in all material respects performed all obligations and complied with all covenants required by the Merger Agreement to be performed or complied with by it prior to the Expiration Date and such failure to perform shall not have been cured prior to the Expiration Date;

•	there shall have occurred any events that have had a Material Adverse Effect; or

•	the Merger Agreement shall have been terminated in accordance with its terms.

At the request of Parent, the Company shall deliver a certificate signed on behalf of the Company by the chief executive officer of the Company to the effect that none of the conditions in the second, third and fourth bullet points above shall have occurred and be continuing.

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The Tender Offer Conditions are for the sole benefit of Parent and Purchaser and may be waived by Parent and Purchaser, in their sole discretion, in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC.

16.	Certain Legal Matters; Regulatory Approvals

Requirements for a Short-Form Merger. The DGCL provides that if a corporation owns at least 90% of the outstanding shares of each class of stock of a subsidiary corporation, the corporation holding such shares may merge such subsidiary into itself, or itself into such subsidiary, without any action or vote on the part of the board of directors or the stockholders of such other corporation. Accordingly, if as a result of the Offer, the Top-Up or otherwise, Purchaser directly or indirectly owns at least 90% of the Shares, Parent could, and (subject to the satisfaction or waiver of the conditions to its obligations to effect the Merger contained in the Merger Agreement) is obligated under the Merger Agreement to, effect the Merger without prior notice to, or any action by, any other stockholder of the Company if permitted to do so under the DGCL. If the Minimum Tender Condition is satisfied and Shares are purchased in the Offer, we will own more than 90% of the Shares (either following the consummation of the Offer or upon exercise of the Top-Up) and, accordingly, that the Merger will be effected without a meeting of the stockholders of the Company. Nonetheless, even if Purchaser does not own 90% of the outstanding Shares following successful consummation of the Offer, we could seek to purchase additional Shares in the open market, from the Company or otherwise in order to reach the 90% threshold and effect a short-form merger. The consideration per Share paid for any Shares so acquired, other than Shares acquired pursuant to the Top-Up, may be greater or less than that paid in the Offer. In addition, pursuant to the terms of the Merger Agreement, as soon as reasonably practicable after the expiration of the Offer, if we acquire less than 90% of the Shares outstanding, we may exercise the Top-Up to purchase from the Company, subject to certain limitations, the number of authorized and not outstanding Shares equal to the number of Shares sufficient to cause Parent and Purchaser to own one Share more than 90% of the Shares then outstanding, taking into account those Shares outstanding after the exercise of the Top-Up. The price per Share payable under the Top-Up would be equal to the Offer Price. See Section 11—“The Merger Agreement; Other Agreements.”

Stockholder Approval. The Company has represented in the Merger Agreement that the execution and delivery of the Merger Agreement by the Company and the consummation by the Company of the transactions contemplated by the Merger Agreement have been duly and validly authorized by the Board of Directors, and that no other corporate proceedings on the part of the Company are necessary to authorize the Merger Agreement or to consummate the transactions so contemplated, other than the adoption of the Merger Agreement by the holders of a majority of the issued and outstanding Shares prior to the consummation of the Merger (if required by the DGCL). As described above, such approval is not required if the Merger is consummated pursuant to the short-form merger provisions of the DGCL. According to the Company’s certificate of incorporation, the Shares are the only outstanding securities of the Company that entitle the holders thereof to voting rights. Parent currently owns more than a majority of the outstanding Shares and, whether or not the Offer is consummated, Parent and Purchaser maintain the ability to effect the Merger by written consent without the affirmative vote of any other stockholder of the Company.

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Regulatory Approval—General. Except as otherwise set forth in this Offer to Purchase, based on our examination of publicly available information filed by the Company with the SEC and a review of certain information furnished by the Company to us, we are not aware of any governmental license or other regulatory permit that appears to be material to the Company’s business that would be adversely affected by our acquisition of Shares pursuant to the Offer or, except as set forth below, of any approval or other action by any government or governmental authority or agency, domestic, foreign or supernational, that would be required for our acquisition or ownership of Shares pursuant to the Offer. In addition, except as set forth below, we are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for our acquisition or ownership of the Shares. Should any such approval or other action be required or desirable, we currently contemplate that such approval or other action will be sought. Except as described below, there is no current intent to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter. We are unable to predict whether we will determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any approval or other action not described below. There can be no assurance that any such approval or other action, if needed, would be obtained (with or without substantial conditions) or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to the Company’s business or certain parts of the Company’s business might not have to be disposed of. Our obligation under the Offer to accept for payment and pay for Shares is subject to the conditions set forth in Section 15—“Conditions of the Offer.”

State Takeover Statutes. The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL prevents a Delaware corporation from engaging in a “business combination” (defined to include mergers and certain other actions) with an “interested stockholder” (including a person who owns or has the right to acquire 15% or more of a corporation’s outstanding voting stock) for a period of three years following the time such person became an “interested stockholder” unless certain conditions are met. The restrictions contained in Section 203 of the DGCL do not apply if, among other things, a corporation does not have a class of voting stock that is (i) listed on a national securities exchange or (ii) held of record by more than 2,000 stockholders. Section 203 does not apply to a business combination between Parent and the Company because the Shares are (i) traded on AIM, which is not a national securities exchange, and (ii) the Shares are held of record by fewer than 2,000 stockholders.

Purchaser is not aware of any other state takeover laws or regulations which are applicable to the Offer or the Merger and has not attempted to comply with any state takeover laws or regulations. If any government official or third party should seek to apply any such state takeover law to the Offer or the Merger or other business combination between Purchaser or any of its affiliates and the Company, Purchaser will take such action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered Shares. See Section 15—“Conditions of the Offer.”

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Antitrust Compliance

U.S. Antitrust Compliance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules that have been promulgated thereunder (together, the “HSR Act”) by the Federal Trade Commission (“FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. We do not believe that the purchase of Shares by us in the Offer or the Merger is subject to such requirements because Parent currently owns Shares representing more than 50% of the Company’s outstanding voting securities, which means that Parent is in “control” of the Company for purposes of these requirements. Although we do not believe that this transaction is subject to antitrust approval under the HSR Act, the Antitrust Division and the FTC may scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by us pursuant to the Offer and the Merger. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as they deem necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares by us pursuant to the Offer or the Merger or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. We do not believe that the purchase of Shares by us pursuant to the Offer or the Merger will result in a violation of any antitrust laws of the United States. However, there can be no assurance that a challenge to the Offer or the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

Non-United States Antitrust Compliance. Based on financial information provided to Parent by the Company, Parent does not believe that the approval of the Offer or the Merger is required under any applicable foreign competition, merger control, antitrust or similar law.

17.	Fees and Expenses

We have retained the Depositary and the Information Agent in connection with the Offer. Each of the Depositary and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses, and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

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Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. We are not aware of any jurisdiction in which the making of the Offer or the acceptance of the Offer would not be in compliance with the laws of such jurisdiction. To the extent that we become aware of any state law that would limit the class of offerees in the Offer, Purchaser may amend, in its discretion, the Offer and, depending on the timing of such amendment, if any, may extend, in its discretion, the Offer to provide adequate dissemination of such information to holders of Shares prior to the expiration of the Offer. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of us by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

No person has been authorized to give any information or make any representation on behalf of Parent or the Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal or the Notice of Guaranteed Delivery and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, the Purchaser, the Company or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

We have filed the Schedule TO with the SEC in connection with the Offer, together with all exhibits thereto, pursuant to Rule 14d-3 under the Exchange Act and furnish therein certain additional information with respect to the Offer, and we may file amendments to such documents. Our Schedule TO and any exhibits or amendments thereto may be examined and copies may be obtained from the SEC in the same manner as described under Section 7—“Certain Information Concerning the Company.”

TAMCO Acquisition, LLC

September 12, 2013

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SCHEDULE A
Directors and Executive Officers of Parent, Purchaser AND CERTAIN RELATED PARTIES

Parent. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of the Company, of each officer and director of Parent. Unless otherwise indicated, the current business address of each such person is c/o TAMCO Holdings, LLC, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Robert Brooks	Co-Chairman and Chief Executive Officer; Director	Robert Brooks has served as Chairman of the Company since December 2012 and has served in various positions with the Company since July 2008, including most recently as Chief Executive Officer from February 2010. Mr. Brooks has also served as a director of the Company since February 2010. Mr. Brooks was appointed as Executive Vice President of National Investment Services, Inc. (“NIS”), a wholly owned subsidiary of the Company, in 2000 and served in various capacities with NIS since 1994. Mr. Brooks beneficially owns 122,874 Shares of the Company.

Brian Gevry	Co-Chairman and Chief Executive Officer; Director	Brian Gevry has served as Chief Executive Officer of the Company since December 2012 and has served in various positions with the Company since January 2009. Mr. Gevry has also served as a director of the Company since February 2010. Mr. Gevry was appointed Chief Executive Officer of Boyd Watterson Asset Management, LLC (“Boyd”), a wholly owned subsidiary of the Company in February 2006 and has served in various capacities with Boyd since 1991. Mr. Gevry beneficially owns 37,440 Shares of the Company.

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Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Michael Bee	Vice President; Director

Michael Bee has served has served as a director of the Company since December 2012. Mr. Bee currently serves as a Managing Director for Boyd and has served Boyd in several investment and marketing roles since 1990. Mr. Bee beneficially owns 73,440 Shares of the Company.

Jonathan Hoenecke	Secretary	Jonathan Hoenecke has served as Chief Financial Officer and Secretary of the Company since February 2010. Prior to that, Mr. Hoenecke served as the Company’s Manager of Financial Reporting from January 2009. Prior to that, Mr. Hoenecke served in various capacities at Fresh Brands Inc., including as Vice President of Finance. Mr. Hoenecke beneficially owns 96,676 Shares of the Company.

Timothy Hyland	Director	Timothy Hyland has served as a director of the Company since December 2012. Mr. Hyland currently serves as a Managing Director and Head of Sales for Boyd and has served in various sales and marketing roles with the Boyd and its predecessor since 1994. Mr. Hyland beneficially owns 73,440 Shares of the Company.

Bartlett McCartin	Director	Bartlett McCartin has served as a director of the Company since December 2012. Mr. McCartin currently serves a Managing Director for NIS. From 2006 to 2009, Mr. McCartin served as an Executive Vice President for Aker Solutions, an industrial construction and engineering firm. Mr. McCartin beneficially owns 45,000 Shares of the Company.

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Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Norman Sidler	Director	Norman Sidler has served as a director of the Company since December 2012. Mr. Sidler currently serves as a Managing Director and Head of Sales for NIS. Mr. Sidler has served in sales and marketing roles for NIS since 1999. Mr. Sidler beneficially owns 45,000 Shares of the Company.

James Shirak	Director	James Shirak has served in various roles for Boyd since 2000, most recently as Deputy Chief Investment Officer. Mr. Shirak beneficially owns 83,950 Shares of the Company.

Kent White	Director	Kent White has served in various roles for NIS since 1994, most recently as Chief Investment Officer. Mr. White beneficially owns 106,515 Shares of the Company.

Purchaser. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of the Company, of each officer and manager of Purchaser. Unless otherwise indicated, the current business address of each such person is c/o TAMCO Acquisition, LLC, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Robert Brooks	Co-Chairman and Chief Executive Officer; Director	See response for Parent.

Brian Gevry	Co-Chairman and Chief Executive Officer; Director	See response for Parent.

Jonathan Hoenecke	Secretary	See response for Parent.

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NIS. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of the Company, of each officer and manager of NIS. Unless otherwise indicated, the current business address of each such person is c/o NIS Acquisition LLC, 777 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Robert Brooks	Chief Executive Officer; Director	See response for Parent.

Jonathan Hoenecke	Secretary	See response for Parent.

John Fremgen	Director	John Fremgen joined NIS as a director of sales in May 2013. Previously, Mr. Fremgen served with the United States Federal Drug Enforcement Agency.

Bartlett McCartin	Director	See response for Parent.

George Rusu	Director	George Rusu currently serves as Chairman and Chief Executive Officer of Captive Resources and has served in such position since 1999.

Norman Sidler	Director	See response for Parent.

Kent White	Director	See response for Parent.

Boyd. The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years, together with ownership of Shares of the Company, of each officer and manager of Boyd. Unless otherwise indicated, the current business address of each such person is 1801 E 9th Street, Suite 1400, Cleveland, Ohio 44114.

Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Brian Gevry	Chief Executive Officer; Director	See response for Parent.

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Name and Address	Position	Present Principal Occupation or Employment; Material Positions Held During the Past Five Years; Ownership of Company Shares

Michael Bee	Director	See response for Parent.

Timothy Hyland	Director	See response for Parent.

James Shirak	Director	See response for Parent.

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SCHEDULE B

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                Set forth below as of September 9, 2013 (except as otherwise noted) are (i) all persons (including any “group” as that term is used in Section 13(d)(3) of the Exchange Act) who we know to be the beneficial owner of more than 5.0% of our common stock and the number of shares they beneficially own and (ii) each of the directors and nominees, each of the named executive officers and the directors and the executive officers as a group and the number of shares they beneficially own. Except as noted, each person has sole voting power and dispositive power over the shares shown in this table.

 Unless otherwise indicated, the address for each stockholder is c/o Titanium Asset Management Corp., 777 E. Wisconsin Avenue, Milwaukee, Wisconsin, 53202-5310.

	Common Stock
Name and Address of Beneficial Owner	Shares	%
TAMCO Holdings, LLC(1)
777 East Wisconsin Avenue	10,585,400	53.6
Milwaukee, WI 53202
Robert Brooks	122,874	*
Brian L. Gevry	37,440	*
Lloyd Dickinson	—	—
Patricia Jamieson	—	—
T. Raymond Suplee	599,998	3.0
Michael Bee	73,440	*
Timothy Hyland	73,440	*
Bartlett McCartin	45,000	*
Norman Sidler	45,000	*
Jonathan B. Hoenecke	96,676	*
Directors and officers as a group (10 persons)	1,093,868	5.5

* The percentage of shares or voting power beneficially owned is less than or equal to 1.0%.

(1) Based on a Schedule 13D filed December 28, 2012, as amended April 18, 2013. The addresses of the principal business offices or, if none, residence of the persons or entities identified in the Schedule 13D are as follows: TAMCO Holdings, LLC, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (“TAMCO”); NIS Acquisition LLC, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202 (“NIS Acquisition”); and Boyd-TAMCO Holdings LLC, 1801 East 9th Street, Suite 1400, Cleveland, Ohio 44114 (“Boyd Holdings”). NIS Acquisition and Boyd Holdings each own 50% of the outstanding membership interests in TAMCO. Each of NIS Acquisition and Boyd Holdings may be deemed, pursuant to Rule 13d-3 of the Exchange Act, to be the beneficial owners of all of the shares of our common stock owned by TAMCO. However, each of NIS Acquisition and Boyd Holdings disclaim beneficial ownership of the shares of our common stock owned by TAMCO except to the extent of their respective pecuniary interests therein. The ownership of NIS Acquisition and Boyd Holdings includes employees of the Company, including Messrs. Brooks, Gevry, Bee, Hyland, McCartin, Sidler and Hoenecke, but none of these individuals is deemed to be a beneficial owner of the shares of our common stock held by TAMCO.

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SCHEDULE C

GENERAL CORPORATION LAW OF DELAWARE

SECTION 262 APPRAISAL RIGHTS

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title ), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

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c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation”, and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation”.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

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(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

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(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

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(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

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(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of the Company or such stockholder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

If delivering by mail: Continental Stock Transfer & Trust Company 17 Battery Place, 8th Floor New York, NY 10004 Attention: Corporate Actions Department Tel: (917) 262-2378

If delivering by registered, certified or express
mail or by overnight courier:

Continental Stock Transfer & Trust Company
17 Battery Place, 8th Floor
New York, NY 10004
Attention: Corporate Actions Department
Tel: (917) 262-2378

Other Information:

Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call Collect: (203) 658-9400
All Others Call Toll Free: (800) 607-0088
 E-mail: tender.info@morrowco.com